Exhibit 10.2

LOAN AGREEMENT

Dated as of September 10, 2018

By and Between

1180 PEACHTREE OFFICE INVESTORS, LLC,

as Borrower,

and

METLIFE REAL ESTATE LENDING LLC,

as Lender

Property:

1180 Peachtree Street, NE

Atlanta, Fulton County, Georgia 30309

Loan Amount: $197,000,000.00

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Schedules and Exhibits
Schedule 4.1.21 – Material Agreements
Schedule 4.1.36 – REA
Exhibit A - Legal Description
Exhibit B - Leasing Guidelines
Exhibit C - Rent Roll
Exhibit D - Organizational Chart
Exhibit E - Form of Tenant Direction Letter

ii

Exhibit 10.2

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 10, 2018 (the “Execution Date”), by and between METLIFE REAL ESTATE LENDING LLC, a Delaware limited liability company, having an address at One MetLife Way, Whippany, New Jersey 07981-1449 (together with its successors and assigns, “Lender”), and 1180 PEACHTREE OFFICE INVESTORS, LLC, a Delaware limited liability company, having an address at c/o SSGA Funds Management, Inc., 1600 Summer Street, Stamford, CT 06905 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Accelerated Loan Amount” shall mean, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees.

“Advance Date” shall mean the date funds are first disbursed to Borrower under the Loan.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, (i) owns more than ten percent (10%) of such Person, or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Application” shall mean the application submitted for the Loan by Borrower.

“Approved Plans and Specifications” shall have the meaning set forth in Section 6.2.3(a).

“Architect” shall have the meaning set forth in Section 6.2.3(a).

“Assignment of Leases” shall mean that certain first priority Assignment of Leases, dated as of the Execution Date, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Available Cash” shall mean the gross income from the Property, less amounts applied to pay debt service under the Loan as required by the Loan Documents, and less Impositions and Premiums required under this Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower’s Constituents” shall mean the Persons who hold any direct or indirect interest in Borrower, irrespective of the number of tiers through which such interests are held, including without limitation the partners, members, shareholders, trustees and beneficiaries of Borrower, and each of their respective direct and indirect constituents (provided however, that unless otherwise expressly stated herein, representations and covenants herein pertaining to Borrower’s Constituents do not apply with respect to Persons who both (i) hold no managerial or controlling position or interest in Borrower or in any entity that directly or indirectly Controls Borrower, and (ii) whose only direct and indirect interests in Borrower are (a) as a holder or holders of publicly traded shares and/or limited partnership interests owning less than twenty percent (20%) of the direct or indirect equity in Borrower on an aggregated basis, or (b) as a pension trust beneficiary).

“Broker” shall have the meaning set forth in Section 12.19.

“Business Day” shall mean any day, Monday through Friday, on which Lender is conducting normal business operations.

“Business Income” shall mean the sum of (i) the total anticipated gross income from occupancy of the Property, (ii) the amount of all charges (such as, but not limited to, operating expenses, insurance premiums, and taxes) that are the obligation of Tenants or occupants to Borrower, (iii) the fair market rental value of any portion of the Property occupied by Borrower, and (iv) any other amounts payable to Borrower or to any affiliate of Borrower pursuant to the Leases.

“Cash Expenses” means, for any period, operating expenses for the operation of the Property as set forth in the then-effective annual operating budget or as approved by Lender in its reasonable discretion, in each case, to the extent that such expenses are actually incurred by Borrower but excluding any payments into the escrow account for Impositions and, if applicable, the escrow account for Premiums.

“Cash Management Account” means the deposit account to be established pursuant to the Cash Management Agreement.

“Cash Management Agreement” means that certain Cash Management Agreement to be entered into pursuant to the Post-Closing Letter by and among Cash Management Bank, Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (or any other agreement among Borrower, Lender, and any other Cash Management Bank as may be applicable from time to time).

“Cash Management Bank” means, initially, Wells Fargo Bank, National Association, or such depositary institution selected by Lender and approved by Borrower, which approval shall not be unreasonably withheld or delayed, to maintain the Cash Management Account.

“Cash Management Event” means the existence of any of the following: (a) an Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty, if any; (b) any bankruptcy action with respect to Borrower or K&S; (c) any termination of, cancellation of, or reduction in leased space under, the K&S Lease (excluding contraction rights available to K&S under the K&S Lease, but including, without limitation, by reason of the rejection of the K&S Lease in any bankruptcy action), and/or the K&S Lease failing to otherwise be in full force and effect; or (d) K&S being in monetary default in the payment of rent due under the K&S Lease or other material monetary default under the K&S Lease beyond applicable notice and cure periods.

“Certification Parties” shall mean MetLife Real Estate Lending LLC, its affiliates and participants, and their respective successors and/or assigns.

“Clearing Account” means the deposit account to be established pursuant to the Clearing Account Agreement.

“Clearing Account Agreement” means that certain Deposit Account Control Agreement to be entered into pursuant to the Post-Closing Letter, by and among Clearing Bank, Borrower, and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Clearing Bank” means, initially, Wells Fargo Bank, National Association, or such depositary institution selected by Lender to maintain the Clearing Account.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by reason of any condemnation or similar eminent domain proceeding or by grant or conveyance in lieu of condemnation or eminent domain.

“Condemnation Proceeds” shall mean any and all compensation, awards, damages, proceeds and payments or relief for the Condemnation paid in connection with a Condemnation in respect of all or any part of the Property.

“Contractor” shall have the meaning set forth in Section 6.2.3(a).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person (subject to the rights of others to approve significant decisions), whether through ownership of voting securities, by contract or otherwise. The definition is to be construed to apply equally to variations of the word “Control” including “Controlled,” “Controlling” or “Controlled by”

“Default Rate” shall mean an annual rate equal to the Interest Rate plus four percent (4%).

“Environmental Indemnity” shall mean that certain Unsecured Indemnity Agreement, dated as of the Execution Date, executed by Borrower and Liable Party, if any, in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“EPI” shall have the meaning set forth in Section 6.1.1(a)(iii).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Execution Date” shall have the meaning set forth in the introductory paragraph hereof.

“Existing Leases” shall have the meaning set forth in Section 4.1.16(a).

“Full Replacement Cost” shall have the meaning set forth in Section 6.1.1(a)(i).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Guaranty” shall mean any Guaranty of Recourse Obligations, whether dated as of the Execution Date or subsequently, executed by any Liable Party in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall include without limitation:

(i) Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of l986 (Publ. L. 99-499 100 Stat. 1613), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended;

(ii) Those substances defined as “hazardous wastes” in the Georgia Solid Waste Management Act (O.C.G.A. Section 12-8-20 et seq.), the Georgia Hazardous Waste Management Act (O.C.G.A. Section 12-8-60 et seq.), the Georgia Underground Storage Tank Act (O.C.G.A. Section 12-13-1 et seq.), the Georgia Hazardous Site Response Act (O.C.G.A. Section 12-8-90 et seq.) and in the regulations promulgated pursuant to such laws, all as amended and in the regulations promulgated pursuant to such laws;

(iii) Those chemicals known to cause cancer or reproductive toxicity, as published pursuant to the laws and regulations referenced in subsection (ii) above;

(iv) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(v) Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; (F) flammable explosives, or (G) radioactive materials; and

(vi) Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

“Impairment of the Security” shall mean any or all of the following: (i) any of the Leases for more than 130,000 net rentable square feet existing immediately prior to the damage, destruction, condemnation or casualty shall have been cancelled, or shall contain any exercisable right to cancel as a result of the damage, destruction or casualty which has not been waived; or (ii) casualty or damage occurs during the last year of the term of the Loan, the cost to restore such damage is estimated to exceed Five Million Dollars ($5,000,000) and restoration of the Property is estimated to not be completed prior to the date which is three (3) months prior to the Maturity Date; or (iii) restoration of the Property is estimated to require more than twenty-four (24) months to complete from the date of the occurrence.

“Impositions” shall mean real estate and other taxes and assessments which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Insolvent Entity” shall have the meaning set forth in Section 11.1(c).

“Insurance Proceeds” shall mean all insurance proceeds payable to Borrower in connection with the Property whether or not such insurance coverage is specifically required under the terms of this Agreement.

“Interest Rate” shall mean a per annum rate equal to four and ten one hundredths percent (4.10%).

“Investor” shall have the meaning set forth in Section 10.1.

“K&S” means King & Spalding LLP, together with its permitted successors and assigns under the K&S Lease.

“K&S Lease” means that certain Lease Agreement between Borrower, as landlord, and K&S, as tenant, as the same may have been and may be amended, modified and/or supplemented from time to time.

“K&S Premises” means the portion of the Property that is demised pursuant to the K&S Lease as of the Execution Date.

“K&S Reserve” shall have the meaning set forth in Section 5.1.14(c).

“Late Charge” shall mean an amount equal to four cents ($0.04) for each dollar that is overdue.

“Lease” shall mean all leases and all other agreements for possession of all or any portion of the Property to which Borrower is a party, including all of the same now or hereafter existing, and all extensions, modifications, amendments, expansions and renewals of any of the same and all Lease Guaranties.

“Leasing Agreement” shall mean, collectively: (i) the Exclusive Leasing Agency Agreement dated as of September 22, 2006, together with all amendments thereto prior to the Execution Date, entered into by and between Borrower and Manager, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which the Manager is to provide leasing services with respect to the property other than the Retail Space (as such term is defined in such Leasing Agency Agreement); and (ii) the Leasing Agency Agreement dated as of February 10, 2016, together with all amendments thereto prior to the Execution Date, entered into by and between Borrower and CBRE, Inc. (“Retail Leasing Agent”), and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which Retail Leasing Agent is to provide leasing services with respect to the Retail Space, as defined therein.

“Lease Guaranty” shall mean every guarantee of any obligation under any Lease, including all modifications and amendments to such guaranties.

“Leasing Guidelines” shall mean the Leasing Guidelines attached to this Agreement as Exhibit B, as the same may be amended, modified or supplemented by Borrower with the approval of Lender, not to be unreasonably withheld.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lender’s Address for Insurance Notification” shall mean: MetLife Real Estate Lending LLC, its affiliates and/or successors and assigns, One MetLife Way, Whippany, New Jersey 07981-1449, Attention: Real Estate Investors Insurance Manager.

“Liable Party” shall mean any Person now or hereafter executing the Environmental Indemnity (other than Borrower) and/or any Guaranty of any of Borrower’s obligations under the Loan Documents.

“Liens and Encumbrances” shall mean any lien or encumbrance on the Property, including deeds of trust, mortgages, security interests, conditional sales, mechanic liens, tax liens or assessment liens (including any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan) regardless of whether or not they are subordinate to the lien created by the Security Instrument.

“Loan” shall mean, collectively, the indebtedness evidenced by the Note with interest at the rates set forth herein, all additional advances or fundings made by Lender, and any other amounts required to be paid by Borrower under any of the Loan Documents.

“Loan Amount” shall mean $197,000,000.00.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Subordination of Management Agreement, the Subordination of Leasing Agreement, the Cash Management Agreement, the Clearing Account Agreement, the Post-Closing Letter, and any and all other documents now or hereafter executed and/or delivered to and accepted by Lender for the purpose of evidencing or securing the Loan (except the Environmental Indemnity and the Guaranty, if any), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Environmental Indemnity and the Guaranty, if any, are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents to the extent set forth therein.

“Management Agreement” shall mean the Property Management Agreement, dated as of January 1, 2012, together with all amendments thereto prior to the Execution Date, entered into by and between Borrower and Manager, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Hines Interests Limited Partnership or any other manager selected by Borrower and approved by Lender in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Change” shall mean a material adverse change in (i) the condition (financial, physical or otherwise) of the Property and/or (ii) the financial condition of Borrower that would reasonably be expected to impair its ability to perform its obligations under the Loan Documents to which it is a party.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Management Agreement and the Leases), (i) under which there is an obligation of Borrower to pay more than $1,000,000 per annum, (ii) the termination of which would materially adversely affect the Property or the operation thereof, or (iii) which is not terminable by the owner of the Property upon thirty (30) days’ or less notice without payment of a termination fee in excess of $250,000.

“Maturity Date” shall mean October 1, 2028.

“Maximum K&S Reserve Amount” shall mean an amount equal to (a) $75, multiplied by (b) the total amount of rentable square feet of space at the Property which K&S has surrendered to Borrower through a lease reduction, cancellation, termination or similar agreement during the term of the Loan (with such rentable space reduced by any portion of the K&S Premises that has been re-let). By way of example, if K&S surrenders 50,000 of total rentable square feet of space leased at the Property, the Maximum K&S Reserve Amount would equal $3,750,000. Further, if 10,000 rentable square feet of the K&S Premises is subsequently re-let, the Maximum K&S Reserve Amount would then equal $3,000,000. The Maximum K&S Reserve Amount shall be collectable only in connection with a Cash Management Event.

“Monthly Installment” shall mean equal monthly installments of principal and interest at the Interest Rate based on an amortization period of 30 years of the principal balance of the Loan as of the Principal and Interest Installment Date. As clarification, the Monthly Installment based on the Loan Amount of $197,000,000.00 prior to any partial prepayment permitted hereunder shall be $951,900.79.

“Net Condemnation Proceeds” shall mean all Condemnation Proceeds less the cost, if any, to Borrower or Lender of recovering the Condemnation Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Net Insurance Proceeds” shall mean Insurance Proceeds less the cost, if any, to Lender of recovering the Insurance Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Note” shall mean that certain Promissory Note, dated as of the Execution Date, in the original principal amount of One Hundred Ninety-Seven Million and no/100 Dollars ($197,000,000.00), made by Borrower in favor of Lender, as the same may be hereinafter amended, consolidated, split, severed, restated, replaced (whether by one or more replacement notes), supplemented, renewed, extended or otherwise modified from time to time.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Permitted Exceptions” shall mean, collectively, (i) the lien and security interests created by the Loan Documents, (ii) those property specific exceptions to title recorded in the real estate records of the county where the Property is located and contained in Schedule B-1 of the title insurance policy or policies which have been approved by Lender, (iii) Liens and Encumbrances, if any, for taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion. Notwithstanding the foregoing, Permitted Exceptions shall not include any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan.

“Permitted Indebtedness” shall have the meaning set forth in Section 8.3.

“Permitted Transfer” shall mean any Transfer permitted pursuant to the terms of Sections 8.1(b) or (c).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the Security Instrument.

“Plan” shall have the meaning set forth in Section 4.1.5.

“Policies” and “Policy” shall mean all insurance provided for in Section 6.1.1(a) and obtained under valid and enforceable policies.

“Post-Closing Letter” shall mean that certain letter from Borrower for the benefit of Lender, dated as of the Execution Date, regarding certain post-closing obligations of Borrower as more particularly described therein.

“Premiums” shall mean all premiums for the insurance policies required of Borrower under this Agreement.

“Prepayment Fee” shall be the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by (x - y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate plus 0.25% compounded semi-annually, and (y) is the amount of the principal then outstanding, or (B) one percent (1%) of the amount of the principal being prepaid.

“Prepayment Ratio” shall mean a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding.

“Principal and Interest Installment Date” shall mean October 1 , 2023.

“Property” shall mean the fee estate of Borrower, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Security Instrument.

“Rating Agencies” shall mean any nationally recognized statistical rating agency which has assigned a rating to any Securities.

“REA” shall mean, collectively, the agreements described on Schedule 4.1.36.

“Remedial Work” shall mean any investigation or monitoring of site conditions or any clean up, containment, restoration, removal or other remedial work.

“Rent Roll” shall have the meaning set forth in Section 4.1.16(a).

“Rents and Profits” shall mean collectively all present and future income, rents, revenue, profits, proceeds, accounts receivables and other benefits from the Property and all deposits made with respect to the Property, including, but not limited to, any security given to utility companies by Borrower, any advance payment of real estate taxes or assessments, or insurance premiums made by Borrower and all claims or demands relating to such deposits and other security, including claims for refunds of tax payments or assessments, and all Insurance Proceeds.

“Request for Payment” shall have the meaning set forth in Section 6.2.3(b)(ii).

“Requirements” shall mean all laws, ordinances, orders, covenants, conditions and restrictions and other requirements relating to land and building design and construction, use and maintenance, that may now or hereafter pertain to or affect the Property or any part of the Property or the Use, including, without limitation, planning, zoning, subdivision, environmental, air quality, flood hazard, fire safety, handicapped facilities, building, health, fire, traffic, safety, wetlands, coastal and other governmental or regulatory rules, laws, ordinances, statutes, codes and requirements applicable to the Property, including permits, licenses and/or certificates that may be necessary from time to time to comply with any of the these requirements.

“Requirements for Restoration” shall have the meaning set forth in Section 6.2.3.

“Requirements of Environmental Laws” means all requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all requirements imposed by any environmental permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

“Restoration” shall have the meaning set forth in Section 6.2.1(b).

“Restoration Funds” shall have the meaning set forth in Section 6.2.3(a).

“Secondary Financing” shall have the meaning set forth in Section 8.2.

“Secured Indebtedness” shall mean, collectively, the indebtedness evidenced by the Note with interest at the rates set forth herein, all additional advances or fundings made by Lender, and any other amounts required to be paid by Borrower under any of the Loan Documents.

“Securities” shall have the meaning set forth in Section 10.1.

“Security Instrument” shall mean that certain first priority Deed to Secure Debt, Security Agreement and Fixture Filing, dated as of the Execution Date, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Servicer” shall mean a servicer, if any, selected by Lender to service the Loan.

“Sole Member” means 1180 Peachtree Holding Member, LLC, a Delaware limited liability company.

“Special Purpose Entity” means a Person, other than a natural person, which, except as set forth in clauses (viii) and (x) below, since the date of its formation and at all times prior to, on and after the date thereof, has not and shall not:

(i) engage in business other than owning and operating the Property;

(ii) acquire or own a material asset other than the Property and incidental personal property;

(iii) commingle its assets with the assets of any other person or entity, or maintain assets in a way difficult to segregate and identify;

(iv) fail to hold itself out to the public as a legal entity separate from any other;

(v) fail to conduct business solely in its name;

(vi) fail to maintain records, accounts or bank accounts separate from any other person or entity;

(vii) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors without the unanimous consent of its shareholders, partners or members, as applicable;

(viii) from and after the Execution Date, incur additional indebtedness except for Permitted Indebtedness;

(ix) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets, except for a Permitted Transfer; or

(x) from and after the Execution Date, modify, amend or revise its organizational documents in a manner that would cause Borrower to fail to comply with any of the foregoing Special Purpose Entity requirements.

“Subordination of Leasing Agreement” shall mean, collectively, (i) that certain Agent’s Consent and Subordination of Leasing Agreement by Borrower and Hines Interests Limited Partnership, for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (ii) that certain Agent’s Consent and Subordination of Leasing Agreement by Borrower and CBRE, Inc., for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Subordination of Management Agreement” shall mean that certain Manager’s Consent and Subordination of Management Agreement dated as of the Execution Date by Borrower and Manager, for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“State” shall mean the state where the Property is located.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Tenant Direction Letter” means an irrevocable written instruction to all tenants under Leases to deliver all Rents and Profits payable thereunder directly to the Clearing Account in the form of the instruction letter attached hereto as Exhibit E.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy or policies in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Security Instrument, together with such endorsements and affirmative coverage as Lender may require.

“Transfer” shall have the meaning set forth in Section 8.1.

“Treasury Rate” shall mean the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Loan, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Lender shall select a comparable rate.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unsecured Obligations” means any obligations evidenced by or arising under the Environmental Indemnity.

“Use” shall have the meaning set forth in Section 5.1.13.

“Work” shall have the meaning set forth in Section 6.2.3(a).

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document, the Guaranty, if any, or the Environmental Indemnity to any Loan Document shall be deemed to mean such Loan Document, Guaranty, if any, or Environmental Indemnity (as applicable) as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II	THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Advance Date.

2.1.2 Disbursement to Borrower. Any amount borrowed and repaid hereunder may not be reborrowed. Borrower shall use the proceeds of the Loan only to refinance the existing indebtedness secured by the Property and pay associated costs of closing, to make a distribution to Sole Member to permit Sole Member to repay in full all mezzanine financing obtained by Sole Member and secured by Sole Member’s equity interest in Borrower, and to pay or reimburse Borrower for certain capital expenditures related to the Property. Subject to the terms and conditions of this Agreement, Lender shall fund the Loan to Borrower on the Advance Date.

2.1.3 The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

Section 2.2 Interest Rate.

2.2.1 Payment of Principal and Interest. Principal and interest under this Agreement and the Note shall be payable as follows:

(a) Borrower shall pay interest only in advance on the Advance Date from the Advance Date through the last day of the calendar month in which the Advance Date occurs. Borrower shall pay interest only, in arrears, on the first day of the second month following the month in which the Advance Date occurs, and on the first day of each month thereafter through and including September, 1 2023;

(b) Commencing on the Principal and Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment; and

(c) On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by the Note, all accrued and unpaid interest, and all other unpaid amounts of the Secured Indebtedness shall become immediately payable in full.

(d) Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

(e) Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

Section 2.3 Application of Payments. At the election of Lender, and to the extent permitted by law, all payments shall be applied in the order selected by Lender to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

Section 2.4 Security. The covenants of the Security Instrument are incorporated by reference into this Agreement. The Note shall evidence, and the Security Instrument shall secure, the Secured Indebtedness.

Section 2.5 Late Charge. If any payment of interest and/or principal (other than the outstanding principal balance of the Loan on (a) the Maturity Date or (b) any date the Accelerated Loan Amount becomes due), or any payment of a required escrow deposit is not paid within seven (7) days after the due date, Lender shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Lender may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

Section 2.6 Acceleration Upon Event of Default. At the option of Lender, if Borrower fails to pay any sum specified in this Agreement or the Note within seven (7) days after the due date, or if any other Event of Default occurs, the Accelerated Loan Amount shall become immediately due and payable.

Section 2.7 Interest Upon Event of Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

Section 2.8 Limitation on Interest. The agreements made by Borrower with respect to this Agreement, the Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Lender exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Agreement, the Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Lender shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Lender shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Lender’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of the Loan.

Section 2.9 Prepayment. Borrower shall not have the right to prepay all or any portion of the Secured Indebtedness at any time during the term of this Loan except as expressly set forth in this Section 2.9. During the 120-day period prior to the Maturity Date, Borrower may prepay the Secured Indebtedness, without a Prepayment Fee, on thirty (30) days’ prior written notice to Lender. In addition, commencing on October 1, 2023, Borrower may prepay the Secured Indebtedness with a Prepayment Fee on thirty (30) days’ prior written notice to Lender. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date (“Anticipated Prepayment Date”) specified in the prepayment notice; provided, however, Borrower may revoke such notice at any time on or before five (5) Business Days prior to the Anticipated Prepayment Date up to two (2) times in any twelve (12) month period so long as Borrower indemnifies and holds Lender harmless from and against any actual loss or out of pocket expense which Lender sustains or incurs as a consequence of any such revocation of the notice, which amount shall be payable within ten (10) Business Days of Lender’s written demand therefor.

2.9.1 Prepayment Fee. Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an acceleration of the Maturity Date or (ii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Lender for the loss of the investment, Borrower shall pay to Lender an amount equal to the Prepayment Fee. Notwithstanding the foregoing, Borrower shall not be required to pay any Prepayment Fee relating to a mandatory prepayment of the Loan resulting from a casualty or Condemnation affecting the Property. Lender will, upon request, provide an estimate of the amount of the Prepayment Fee two (2) weeks before the date of the scheduled prepayment.

2.9.2 Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Lender has relied upon the anticipated investment return under the Note and this Agreement in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of the Note and this Agreement requires a Prepayment Fee, shall include the Prepayment Fee. Borrower agrees that the determination of the Interest Rate was based on the intent, expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Lender that the amounts advanced under the Note and this Agreement would not be prepaid during the term of the Loan, or if any such prepayment would occur, the Prepayment Fee would apply (except as expressly permitted by the terms of the Note and this Agreement). Borrower also agrees that the Prepayment Fee represents the reasonable estimate of Lender and Borrower of a fair average compensation for the loss that may be sustained by Lender as a result of a prepayment of the Loan and it shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER APPLICABLE STATE LAW TO PREPAY THE LOAN, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THE LOAN, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THE LOAN IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THE LOAN BY LENDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THIS AGREEMENT, THE SECURITY INSTRUMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THEN BORROWER SHALL BE OBLIGATED TO PAY LENDER CONCURRENTLY THE PREPAYMENT FEE. BY EXECUTING THE NOTE AND THIS AGREEMENT, BORROWER AGREES THAT LENDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

III	TAXES, LIENS AND ENCUMBRANCES AND OTHER CHARGES.

Section 3.1 Payment of Impositions. Unless otherwise paid to Lender as provided in Section 5.1.14, Borrower shall pay all Impositions. The Impositions shall be paid not later than ten (10) days before the dates on which the particular Imposition would become delinquent and Borrower shall produce to Lender receipts of the imposing authority, or other evidence reasonably satisfactory to Lender, evidencing the payment of the Imposition in full. If Borrower elects by appropriate legal action to contest any Imposition, Borrower shall first deposit cash with Lender as a reserve in an amount which Lender determines is sufficient to pay the Imposition plus all fines, interest, penalties and costs which may become due pending the determination of the contest unless Borrower has, as a condition to bringing such legal action, (i) deposited with the imposing authority such sums or other security as are required to initiate such contest and (ii) delivered to Lender evidence of such deposit reasonably satisfactory to Lender. If Borrower deposits this sum (which may be in the form of a letter of credit from a bank approved by Lender and otherwise in form and substance acceptable to Lender) with Lender or the sum or other security as required by the imposing authority, as applicable, and if such deposit effects a stay of any enforcement action, Borrower shall not be required to pay the Imposition provided that the contest operates to prevent enforcement or collection of the Imposition, and the sale and forfeiture of, the Property, and is prosecuted with due diligence and continuity. For avoidance of doubt, if such deposit does not effect a stay of any enforcement action, Borrower shall be required to pay the Imposition. Upon termination of any proceeding or contest, Borrower shall pay the amount of the Imposition as finally determined in the proceeding or contest. Provided that there is not then an Event of Default, the monies which have been deposited with Lender pursuant to this Section shall be applied toward such payment and the excess, if any, shall be returned to Borrower.

IV	REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Execution Date that:

4.1.1 Organization.

(a) The execution of the Loan Documents and the Environmental Indemnity have been duly authorized and there is no provision in the organizational documents of Borrower requiring further consent for such action by any other entity or person.

(b) It is duly organized, validly existing and is in good standing under the laws of the state of its formation and in the State, and it has all necessary licenses, authorizations, registrations, permits and/or approvals to own its properties and to carry on its business as presently conducted.

(c) The execution, delivery and performance of the Loan Documents and the Environmental Indemnity will not result in Borrower’s being in default under any provision of its organizational documents or of any deed of trust, mortgage, lease, credit or other agreement to which it is a party or which affects it or the Property.

(d) The Loan Documents and the Environmental Indemnity have been duly authorized, executed and delivered by Borrower and constitute valid and binding obligations of Borrower which are enforceable in accordance with their terms.

4.1.2 Litigation. Neither Borrower nor any of Borrower’s Constituents is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially and adversely affect Borrower’s ability to perform in accordance with the Loan Documents or the Environmental Indemnity.

4.1.3 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to materially and adversely affect the condition (financial or other) or operations of the Property or Borrower or Borrower’s ability to perform its obligations hereunder or under the Loan Documents or the Environmental Indemnity. Borrower has received no written notice asserting that Borrower has failed to comply in any material respect with any requirements of all instruments and agreements affecting the Property, whether or not of record, including without limitation all covenants and agreements by and between Borrower and any governmental or regulatory agency pertaining to the development, use or operation of the Property, that has not been cured.

4.1.4 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or any of the other Loan Documents or the Environmental Indemnity or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Borrower.

4.1.5 No Plan Assets. (i) Borrower is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Code (each of the foregoing hereinafter referred to collectively as a “Plan”); and (ii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA. Notwithstanding the foregoing, assets of Borrower may constitute “plan assets” within the meaning of 29 C.F.R. §2510.3101of one or more “employee benefit plans,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, provided (i) the only “plan assets” of Borrower constituting “plan assets” are assets of the General Electric Pension Trust and (ii) at all times the Loan is outstanding the transactions and remedies under the Loan Documents are subject to relief from the prohibited transaction provisions of Section 406 of ERISA pursuant to Prohibited Transaction Exemption 84-14, as the same may be amended from time to time.

4.1.6 Compliance. The Improvements and their Use comply with all Requirements, and no notices of violation in connection therewith have been received from any Governmental Authority that have not been cured.

4.1.7 Zoning. The zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by the Security Instrument.

4.1.8 Financial Information. All financial statements delivered by Borrower to Lender, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property and/or in connection with the Loan (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP or tax basis accounting (or another commonly used industry standard of accounting acceptable to Lender) throughout the periods covered. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which are, individually or in the aggregate, reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in the most recent financial statements of Borrower delivered to Lender. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in the financial statements.

4.1.9 Casualty and Condemnation. Except as expressly approved by Lender in writing, no casualty or damage to any part of the Property that would cost more than $50,000 to restore or replace has occurred which has not been fully restored or replaced. No part of the Property has been taken in Condemnation or other similar proceeding or transferred in lieu of Condemnation, nor has Borrower received notice of any proposed Condemnation or other similar proceeding affecting the Property. No Condemnation or other proceeding has been commenced, is pending or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.10 Enforceability. The Loan Documents and the Environmental Indemnity are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents or the Environmental Indemnity, or the exercise of any right thereunder, render the Loan Documents or the Environmental Indemnity unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.11 Assignment of Leases. Pursuant to the Assignment of Leases, Borrower has assigned the Leases and the Rents and Profits to Lender. Borrower acknowledges that it is permitted to collect certain of the Rents and Profits pursuant to a revocable license as set forth in the Assignment of Leases. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents and Profits due and payable or to become due and payable thereunder.

4.1.12 Insurance. Borrower has obtained and has delivered to Lender evidence of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as set forth on Schedule 4.1.12 attached hereto, no claims are outstanding under any of the Policies as of the Execution Date, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.13 Licenses. All authorizations, permits, licenses, including, without limitation liquor licenses, if any, and operating permits, required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained, paid for and are in full force and effect and, to the knowledge of Borrower, all Tenants have such permits and approvals as are required by any Governmental Authority for the use, occupancy and operation of the premises demised under their respective Leases.

4.1.14 Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

4.1.15 Physical Condition. Except as may be disclosed in that certain Property Condition Assessment Report (Project No. 301MET0061), prepared by ATC, dated July 23, 2018, received by Lender prior to the Execution Date, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Except for ongoing tenant improvement work and the other work shown on the Schedule of Work referenced in paragraph 13 of that certain Affidavit of Ownership and Certification made Borrower as of the Execution Date, construction of the Improvements on the Property is complete.

4.1.16 Leases.

(a) The rent roll attached hereto as Exhibit C (the “Rent Roll”) is true, correct and complete and there are no Leases affecting the Property except those Leases identified on the Rent Roll. Borrower has delivered to Lender true, correct and complete copies of all existing Leases, including all existing modifications and amendments, and including all existing Lease Guaranties (collectively, “Existing Leases”). All agreements between the landlord and Tenant or between the landlord and any guarantor pertaining to any of such Leases are set forth in writing and are included in such copies that have been so delivered.

(b) There are no defaults by Borrower under the Existing Leases. To the best knowledge of Borrower, there are no defaults by any Tenants under the Existing Leases nor by any guarantors under the existing Lease Guaranties. The Existing Leases, including the existing Lease Guaranties, are in full force and effect.

(c) To the best knowledge of Borrower, none of the Tenants now occupying 10% or more of the rentable space at the Property or having a current Lease affecting 10% or more of such rentable space is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

(d) No Existing Lease may be amended, terminated or canceled unilaterally by a Tenant, and no Tenant may be released from its obligations, except in the event of material casualty or Condemnation or as expressly provided under such Existing Lease.

(e) Except only for rent and additional rent for the current month or as otherwise set forth on the Rent Roll, Borrower has not accepted any payment of rent more than one month in advance of its due date, nor any security deposit in an amount exceeding one month’s rent.

4.1.17 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower under applicable Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

4.1.18 Special Purpose Entity/Separateness.

(a) Borrower is a Special Purpose Entity.

(b) The Property has “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c) The representations and warranties set forth in this Section 4.1.18 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

4.1.19 Solvency. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document or the Environmental Indemnity with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Environmental Indemnity. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

4.1.20 Organizational Chart. The organizational chart attached as Exhibit D hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the Execution Date. Borrower has delivered to Lender true and correct copies of all Borrower’s organizational documents and except as expressly approved by Lender in writing, there have been no changes in Borrower’s Constituents since the date that the Application was executed by Borrower.

4.1.21 Material Agreements. Attached hereto as Schedule 4.1.21 is a list of all Material Agreements, true and complete copies of each of which have been delivered to Lender.

4.1.22 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid or that will not be contemporaneously herewith repaid in full.

4.1.23 No Bankruptcy Filing. Neither Borrower, nor any of Borrower’s Constituents, is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the knowledge of Borrower, no such proceeding is contemplated or threatened.

4.1.24 Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents or the Environmental Indemnity, or in any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially and adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

4.1.25 Foreign Person. Neither Borrower nor any of Borrower’s Constituents is, and no legal or beneficial interest in a partner, member or shareholder of Borrower is or will be held directly or indirectly by a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.

4.1.26 No Change in Facts or Circumstances; Disclosure. There has been no material adverse change from the conditions shown in the Application or in the materials submitted in connection with the Application or in the credit rating or financial condition of Borrower or any of Borrower’s Constituents.

4.1.27 Management Agreement; Leasing Agreement. Borrower has provided to Lender a true, correct and complete copy of the Management Agreement and each Leasing Agreement. The Management Agreement and each Leasing Agreement is in full force and effect and no event of default has occurred thereunder which is continuing, nor has any event under the Management Agreement or either Leasing Agreement occurred which, but for the giving of notice, or passage of time, or both would be an event of default thereunder. All fees currently due and payable to Manager under the Management Agreement have been paid in full. All commissions currently due and payable under each Leasing Agreement have been paid in full

4.1.28 Non-Relationship. Neither Borrower nor any partner, director, member or officer of Borrower nor, to Borrower’s knowledge, any of Borrower’s Constituents is (a) a director or officer of any of MetLife, Inc., Metropolitan Life Insurance Company, or Metlife Real Estate Lending LLC, (b) a parent, son or daughter of a director or officer of any of such entities, or a descendent of any of them, (c) a stepparent, adopted child, step-son or step-daughter of a director or officer of any of such entities, or (d) a spouse of a director or officer of any of such entities.

4.1.29 US Patriot Act. Neither Borrower nor any of Borrower’s Constituents is or will be held, by a person or entity that appears on a list of individuals and/or entities for which transactions are prohibited by the US Treasury Office of Foreign Assets Control or any similar list maintained by any other Governmental Authority, with respect to which entering into transactions with such person or entity would violate the USA Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation and Borrower shall provide evidence as reasonably requested by Lender from time to time, to confirm compliance.

4.1.30 Criminal Acts. Neither Borrower nor any of Borrower’s Constituents has been convicted of, or been indicted for, a felony criminal offense.

4.1.31 No Defaults. Neither Borrower nor any of Borrower’s Constituents is in default under any mortgage, deed of trust, note, loan or credit agreement.

4.1.32 Intentionally Omitted.

4.1.33 Personal Property. Borrower owns the Personal Property free from any lien, security interest, encumbrance or adverse claim, except as otherwise expressly approved by Lender in writing. The Personal Property has not been used or bought for personal, family, or household purposes, but has been bought and used solely for the purpose of carrying on Borrower’s business.

4.1.34 Intentionally Omitted.

4.1.35 Intentionally Omitted.

4.1.36 REA. The REA is in full force and effect, Borrower has not received any written notice of default by Borrower under the REA that has not been cured, to Borrower’s knowledge, no other party to the REA is in default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule 4.1.36, the REA has not been modified, amended or supplemented.

V	BORROWER COVENANTS

Section 5.1 Borrower Affirmative Covenants. From the Execution Date until payment of the Secured Indebtedness in full, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all present and future Requirements affecting or relating to Borrower, the Property and/or the Use. Borrower shall not use or permit the use of the Property, or any part thereof, for any illegal purpose. Borrower shall furnish to Lender, on request, proof of compliance with the Requirements.

5.1.2 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Liable Party, if any, or the Property which could, if determined adversely to Borrower, Liable Party, if any, or the Property, be reasonably expected to adversely affect the Property, Liable Party, if any, or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents, the Guaranty, if any, or the Environmental Indemnity.

5.1.3 Access to Property. Lender shall have the right, at any time and from time to time during normal business hours, to enter the Property, subject to the rights of Tenants under Leases, in order to ascertain Borrower’s compliance with the Loan Documents, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by Tenants. Borrower shall cooperate with Lender in performing these inspections.

5.1.4 Books and Records; Financial Reporting. Borrower shall keep adequate books and records of account in accordance with GAAP or tax basis accounting (or another commonly used industry standard of accounting acceptable to Lender), or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and furnish to Lender:

(a) quarterly certified rent rolls signed and dated by Borrower, detailing the names of all Tenants of the Improvements, the portion of Improvements occupied by each Tenant, the base rent and any other charges payable under each Lease and the term of each Lease, including the expiration date, and any other information as is reasonably required by Lender, within thirty (30) days after the end of each calendar quarter;

(b) a quarterly operating statement of the Property and year to date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Borrower, and if available, any quarterly operating statement prepared by an independent certified public accountant, within thirty (30) days after the close of each calendar quarter of Borrower;

(c) an annual balance sheet and profit and loss statement of Borrower, prepared and certified by Borrower, as the case may be, or if required by Lender, audited financial statements for Borrower and Liable Party, if any, prepared by an independent certified public accountant acceptable to Lender, within ninety (90) days after the close of each fiscal year of Borrower and Liable Party, if any, as the case may be;

(d) a draft annual operating budget presented on a monthly basis, consistent with the annual operating statement described above, for the Property including cash flow projections for the upcoming one (1) year period and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year, with a final annual operating budget to be delivered within sixty (60) days after the beginning of such calendar year; notwithstanding the foregoing, during any time in which a Cash Management Event exists, such annual operating budget shall be subject to the approval of Lender. Pending Lender’s approval of such budget, the prior year’s annual operating budget shall remain in effect, adjusted to reflect actual increases in Impositions, Premiums and utility expenses;

(e) the most recent third party appraisal of the Property in Borrower’s possession (if available, and only upon Lender’s request); and

(f) any financial statements required pursuant to any Guaranty.

5.1.5 Property Reports. Upon request from Lender or its representatives and designees, Borrower shall furnish in a timely manner to Lender:

(a) a property management report for the Property, showing the number of inquiries made and/or rental applications received from Tenants or prospective tenants and deposits received from Tenants and any other information requested by Lender, in reasonable detail and certified by Borrower (or an officer, general partner, member or principal of Borrower if Borrower is not an individual) to be true and complete, but no more frequently than quarterly; and

(b) an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

5.1.6 Additional Financial or Management Information; Right to Audit.

(a) Borrower shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender or the Rating Agencies in form and substance satisfactory to Lender or the Rating Agencies.

(b) Lender and its representatives shall have the right upon prior written notice to examine and audit the records, books, management and other papers of Borrower and its affiliates or of any guarantor or indemnitor which reflect upon their financial condition and/or the income, expenses and operations of the Property, at the Property or at any office regularly maintained by Borrower, its affiliates or any guarantor or indemnitor where the books and records are located. Lender shall have the right upon notice to make copies and extracts from the foregoing records and other papers.

(c) Borrower shall furnish Lender and its agents convenient facilities for the examination and audit of any such books and records.

5.1.7 Title to the Property. Borrower will warrant and defend the validity and priority of the lien of the Security Instrument and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Exceptions.

5.1.8 Estoppel Statements.

(a) Within ten (10) Business Days after a request by Lender, Borrower shall furnish an acknowledged written statement in form satisfactory to Lender, certified to the Certification Parties, (i) setting forth the amount of the Loan and the interest rate, (ii) stating either that no offsets or defenses exist against the Loan, or if any offsets or defenses are alleged to exist, their nature and extent, (iii) whether any default then exists under the Loan Documents or the Environmental Indemnity or any event has occurred and is continuing that with the lapse of time, the giving of notice, or both, would constitute such a default, and (iv) any other matters as Lender may reasonably request. If Borrower does not furnish an estoppel certificate within the 10 Business Day period, Borrower appoints Lender as its attorney-in-fact to execute and deliver the certificate on its behalf, which power of attorney shall be coupled with an interest and shall be irrevocable.

(b) Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from each party under the REA; provided that such certificates may be in form required under the REA; provided, further, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year. Borrower shall endeavor that such certificates shall be certified to the Certification Parties.

5.1.9 Leases and Other Agreements Affecting the Property.

(a) Borrower shall perform all obligations of landlord under any and all Leases in a manner consistent with sound customary leasing and management practices for Class A office properties similar to the Property. Borrower agrees to furnish Lender true, correct and complete executed copies of all future Leases.

(b) Borrower shall not, without the prior written consent of Lender:

(i) enter into or extend any Lease unless the Lease complies with the Leasing Guidelines, or

(ii) cancel, terminate or accept surrender of any Lease, except in the case of a material default thereunder or pursuant to the exercise by a Tenant of any surrender or contraction right under its Lease, unless Borrower has entered into a new Lease complying with the provisions set forth herein and covering substantially all of the premises of the Lease being cancelled, terminated or surrendered, or

(iii) except in compliance with the Leasing Guidelines, modify or amend any Lease in any material way or reduce any rent under any Lease, or

(iv) consent to a full or partial assignment of the tenant’s interest or to a subletting of all or any portion of the premises under any Lease, unless the tenant (and any guarantor, if applicable) who is liable immediately prior to such assignment or subletting covenants to remain fully liable thereafter or unless pursuant to a right contained in a Lease existing on the Execution Date, or

(v) accept any payment of rent more than two (2) months in advance of its due date, or

(vi) enter into any option to purchase the Property.

If any of the acts described in this paragraph are done without the prior written consent of Lender, at the option of Lender, they shall be of no force or effect and shall constitute a default under this Agreement. Borrower shall pay all costs and expenses incurred by Lender, including reasonable attorneys’ fees, in connection with any Lease, including in connection with any subordination agreement or nondisturbance agreement.

(c) Each Lease affecting the Property and entered into from and after the Execution Date shall be absolutely subordinate to the lien of the Security Instrument and shall also contain a provision, reasonably satisfactory to Lender, to the effect that in the event of the judicial or non-judicial foreclosure of the Property, at the election of Lender or the acquiring foreclosure purchaser, the particular Lease shall not be terminated and the tenant shall attorn to Lender or to such purchaser. If requested to do so, the tenant shall agree to enter into a new Lease for the balance of the term upon the same terms and conditions. Lender may, at its election, provide a non-disturbance agreement to any tenant (an “SNDA”). In addition, upon Borrower’s request, Lender shall provide tenants with Lender’s standard form of SNDA for execution. In the event a tenant requests changes to Lender’s standard form of SNDA, Lender shall attempt to negotiate such SNDA in good faith provided that, in addition to Borrower being required to pay all out-of-pocket costs and expenses incurred by Lender in connection with such SNDA, Borrower shall pay to Lender an administrative fee of $2,500 for each such SNDA (provided such administrative fee shall be waived if the tenant executes Lender’s standard form of SNDA without modification).

(d) Borrower covenants and agrees that all contracts and agreements entered into by Borrower after the Execution Date relating to the Property requiring the payment of leasing commissions or management fees or other similar compensation shall (i) provide that the obligation will not be enforceable against Lender unless Lender elects to assume such contracts and agreements and (ii) be subordinate to the lien of the Security Instrument. Lender will be provided evidence of Borrower’s compliance with this Section 5.1.9(d) upon request.

5.1.10 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

5.1.11 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document and the Environmental Indemnity executed and delivered by Borrower.

5.1.12 Maintenance of the Property. Borrower, at its sole cost and expense, shall keep the Property in good order, condition and repair, and make all necessary structural and non-structural, ordinary and extraordinary repairs to the Property and the Improvements.

5.1.13 Use. Borrower shall use, or cause to be used, the Property continuously as a Class A office building and related amenities (the “Use”). Borrower shall not use, or permit the use of, the Property for any other use without the prior written consent of Lender. Borrower shall not file or record a declaration of condominium, master mortgage or deed of trust or any other similar document evidencing the imposition of a so-called “condominium regime” whether superior or subordinate to the Security Instrument and Borrower shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

5.1.14 Escrow Deposits and Reserves.

(a) Without limiting the effect of Section 3.1, Borrower shall pay to Lender monthly on the same date that each monthly installment is payable under the Note and this Agreement, an amount equal to 1/12th of the amounts Lender reasonably estimates are necessary to pay, on an annualized basis, all Impositions and, promptly following written demand from time to time, shall pay to Lender any additional amounts necessary to pay the Impositions. Borrower shall pay Impositions prior to delinquency unless Borrower has paid monthly installments to Lender under this Section 5.1.14(a). No amounts paid as Impositions shall be deemed to be trust funds and these funds may be commingled with the other funds of Lender without any requirement to pay interest to Borrower on account of these funds. If an Event of Default occurs, Lender shall have the right, at its election, to apply any amounts held under this Section 5.1.14(a) in reduction of the Secured Indebtedness, or in payment of the Impositions for which the amounts were deposited. Borrower shall furnish to Lender bills for Impositions not less than thirty (30) days before Impositions become delinquent. Provided no Event of Default has occurred and is continuing, amounts deposited as Impositions or Premiums (if required by Section 5.1.14(b)) with Lender shall be, prior to the delinquency date for Impositions or the renewal date for required insurance policies as applicable, and at Lender’s sole option, applied and paid directly by Lender to the applicable taxing authority or insurer on behalf of Borrower. If the amount of any deposits for Impositions or Premiums exceeds the amount due, Lender shall retain on deposit such sums to be applied to future payments of Impositions or Premiums, as applicable, provided that if any surplus deposit funds exist on the Maturity Date, such sums shall be refunded to Borrower upon payment in full of the Loan.

(b) Without limiting the effect of Section 6.1, Borrower will begin making monthly deposits of all Premiums upon Lender’s request following the occurrence of any of the following: (i) there is a default under the Loan Documents, the Guaranty, if any, or the Environmental Indemnity; (ii) Borrower no longer owns the Property; (iii) there has been a change in Borrower or in the general partners, shareholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower or there has been, directly or indirectly, a change of Control of Borrower, in each case that is not permitted under the terms of this Agreement or any of the other Loan Documents, or is not otherwise approved in writing by Lender; (iv) there is a Transfer other than a Permitted Transfer or other than as approved in writing by Lender; (v) such deposits are required in connection with a securitization or participation of the Loan; or (vi) Borrower fails to furnish Lender, on or before the dates on which any Premiums would become delinquent, receipts or other evidence reasonably acceptable to Lender of the payment of such Premiums or appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy, and such failure continues beyond the applicable cure period provided in the Loan Documents. Upon the occurrence of any of these events Borrower will make monthly deposits of Premiums, notwithstanding the fact that the default may be cured, or that the transfer or change be approved by Lender (unless in each case Lender confirms in writing the continuing waiver of the obligation to make such deposits). In the event deposits for Premiums are required pursuant to this provision, Borrower will make monthly deposits of all Premiums, in an amount equal to one-twelfth (1/12) of the annual charges for such Premiums as reasonably estimated by Lender and promptly following written demand, from time to time, shall pay to Lender any additional amounts necessary to pay the Premiums. No amounts paid as Premiums shall be deemed to be trust funds and these funds may be commingled with other funds of Lender without any requirement to pay interest to Borrower on account of these funds. If an Event of Default occurs, Lender shall have the right, at its election, to apply any amounts held under this Section 5.1.14(b) in reduction of the Secured Indebtedness, or in payment of the Premiums or Impositions for which the amounts were deposited.

(c) During the Loan term, Borrower shall deposit all amounts received by it in connection with agreements which result in (i) the termination or cancellation of the K&S Lease or (ii) reductions in K&S Premises into a non-interest bearing account with Lender to fund tenant improvements, leasing commissions and other hard and soft lease-related costs during the term of the Loan, but only to the extent such costs are incurred to re-tenant the K&S vacated space (the “K&S Reserve”). Any such costs incurred to re-tenant K&S vacated space which is to be combined with other space in the Improvements shall be equitably allocated based on the percentage by which the costs to be incurred to re-tenant the applicable K&S vacated space bear to the costs to be incurred with respect to the entire combined space. For example, if 50% of any such costs incurred are for retenanting of the K&S vacated space and 50% of any such costs incurred relate to space other than the K&S vacated space, Lender shall only be obligated to fund 50% of such costs incurred. Provided no Event of Default has occurred and is continuing under the Loan Documents, the Environmental Indemnity or the Guaranty, if any, Lender shall disburse amounts from the K&S Reserve to pay or reimburse Borrower for costs incurred in connection with the foregoing lease-related costs upon (i) Lender receiving a certification from an authorized representative of Borrower representing, warranting, and certifying to Lender that: (A) all the work for which a disbursement from the K&S Reserve has been completed in a good and workmanlike manner in accordance with all applicable legal requirements, (B) each person that supplied materials or labor in connection with the K&S Reserve to be funded by the requested disbursement has been paid in full or will be paid in full upon such disbursement, and (C) included with such certificate is a full or partial lien waiver (as applicable), which may be conditioned upon receipt of payment, or other evidence of payment satisfactory to Lender from the general contractor performing such work (provided, however, if the applicable labor or materials to be paid by such disbursement consists of contracts entered into by a tenant with such labor or material suppliers, and such disbursement is to be paid to such tenant, such certificate need not include the information described in this clause (C), but instead such certificate shall be deemed to certify that the tenant has fulfilled all conditions precedent to the obligation of Borrower to make the applicable payment to such tenant and such certificate shall be accompanied by all materials provided by such tenant to Borrower to substantiate its compliance with such conditions), and (ii) if the requested disbursement exceeds $250,000, a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender.

5.1.15 Personal Property. Borrower will notify Lender of, and will protect, defend and indemnify Lender against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property. The Personal Property shall not be used or bought for personal, family, or household purposes, but shall be bought and used solely for the purpose of carrying on Borrower’s business.

5.1.16 Special Purpose Entity/Separateness.

(a) Borrower shall continue to be a Special Purpose Entity.

(b) The Property shall continue to have “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c) The organizational documents of Borrower and its controlling constituent entities, as in effect on the Execution Date, shall not be modified, amended or revised in a manner that would cause Borrower to fail to comply with any of the Special Purpose Entity requirements set forth in this Agreement or fail to retain such “single asset real estate” status.

(d) The covenants set forth in this Section 5.1.16 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

5.1.17 Cash Management.

(a) Not later than the deadline set forth in the Post-Closing Letter, Borrower shall establish the Clearing Account with Clearing Bank under the Clearing Account Agreement. Not later than the deadline set forth in the Post-Closing Letter, Borrower shall, or shall cause Manager to (i) deliver a Tenant Direction Letter to all tenants under Leases, and (ii) deposit all Rents and Profits received by Borrower or Manager into the Clearing Account within one (1) Business Day after receipt. Borrower shall send a copy of each Tenant Direction Letter sent as provided above, together with evidence that the same has been sent, to Lender within five (5) Business Days after the sending thereof. Without the consent of Lender, until such time as the Loan has been paid in full, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever, or direct or cause any tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter. Upon payment in full of the Loan, Lender will cooperate with Borrower to rescind and terminate the Tenant Direction Letters previously delivered. To the extent that Borrower or any Person on Borrower’s behalf holds any Rents and Profits (which does not include amounts that have been applied in accordance with Section 5.1.17(b)), whether in accordance with this Agreement or otherwise, (A) such amounts shall be deemed to be additional collateral for the Secured Indebtedness and shall be held in trust for the benefit of Lender, (B) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (C) Borrower or Manager shall deposit such amounts into the Clearing Account within two (2) Business Days of receipt.

(b) On each Business Day, funds on deposit in the Clearing Account shall be transferred to the account of Borrower designated in the Clearing Account Agreement until such time as Lender (or its Servicer) has in good faith determined that a Cash Management Event exists and Lender (or its Servicer) has notified Clearing Bank of the existence of such Cash Management Event, from and after which time (until Lender (or its Servicer) has notified Clearing Bank that no Cash Management Event exists, which Lender (or its Servicer) shall promptly do upon Lender’s good faith determination of the same), on each Business Day all such funds shall be transferred to the Cash Management Account (or as otherwise directed by Lender or its Servicer). So long as no Event of Default shall have occurred and be continuing (and thereafter at Lender’s sole option and discretion) Lender shall direct Cash Management Bank to allocate all available funds on deposit in the Cash Management Account (other than any Rents and Profits paid more than one (1) month in advance (“Prepaid Rents and Profits”), which shall be retained in the Cash Management Account until payment thereof is due under the applicable Lease, on each Payment Date in the following amounts and order of priority:

(i) First, to the escrow account for Impositions in an amount sufficient to pay the monthly deposit, if any, required to be made for Impositions in accordance with the terms and conditions of Section 5.1.14(a); and then

(ii) Second, in the event an escrow for Premiums is then required pursuant to the terms and conditions of Section 5.1.14(b), to the escrow account for Premiums in an amount sufficient to pay the monthly deposit, if any, required to be made for Premiums in accordance with the terms and conditions of such Section 5.1.14(b); and then

(iii) Third, to pay Cash Management Bank the monthly portion of fees charged by Cash Management Bank in accordance with the Cash Management Agreement and any other fees or expenses due to Lender under the Loan Documents; and then

(iv) Fourth, to Lender to pay debt service then due under the Note; and then

(v) Fifth, to Lender to pay any other amounts, if any, then due Lender under the Loan Documents not specified in the following clauses; and then

(vi) Sixth, to Borrower for payments for monthly (A) Cash Expenses actually incurred during the prior month in accordance with the then-current annual operating budget (B) leasing commissions and tenant inducement costs payable under Leases in effect at the time the Cash Management Event occurs and under Leases thereafter entered with Lender’s approval or in accordance with the Leasing Guidelines and (C) capital expenditures payable pursuant to contracts to which Borrower is bound at the time the Cash Management Event occurs and pursuant to contracts thereafter entered with Lender’s approval or otherwise in accordance with the Loan Documents or the Environmental Indemnity.

(vii) Lastly, any amounts remaining in the Cash Management Account shall be deposited into the K&S Reserve.

(c) Notwithstanding the provisions of Section 5.1.17(b):

(i) In the event that a Cash Management Event described in clause (b) through (d) of the definition thereof has occurred, to avoid the otherwise required transfer of funds from the Clearing Account to the Cash Management Account as described above, Borrower may deliver to Lender a letter of credit from a bank approved by Lender and otherwise in form and substance acceptable to Lender in its reasonable discretion, in an amount equal to the then applicable Maximum K&S Reserve Amount. In the event the Maximum K&S Reserve Amount increases following issuance of any such letter of credit, Borrower shall, within ten (10) Business Days following such increase in the Maximum K&S Reserve Amount, deliver to Lender a replacement letter of credit from a bank approved by Lender and otherwise in form and substance acceptable to Lender in its reasonable discretion, in an amount equal to such increased Maximum K&S Reserve Amount. In the event the Maximum K&S Reserve Amount decreases following issuance of any such letter of credit, Borrower may elect deliver to Lender a replacement letter of credit from a bank approved by Lender and otherwise in form and substance acceptable to Lender in its reasonable discretion, in an amount equal to such decreased Maximum K&S Reserve Amount.

(ii) At any time at which amounts deposited in the K&S Reserve reach the Maximum K&S Reserve Amount, upon Borrower’s written request and so long as no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty, if any, has occurred and is continuing, Lender shall instruct Clearing Bank and Cash Management Bank to suspend further transfers from the Clearing Account to the Cash Management Account. In such case, Lender reserves the right to notify Clearing Bank and Cash Management Bank if a new Cash Management Event occurs, in which event Lender may elect to re-implement such transfers. So long as no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty, if any, has occurred and is continuing, if at any time amounts held in the K&S Reserve exceed the Maximum K&S Reserve Amount, such excess amounts shall be released to Borrower upon Borrower’s request in its sole discretion. Notwithstanding the above, provided no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty, if any, has occurred and is continuing, all funds remaining in K&S Reserve shall be released to Borrower with respect to Cash Management Events implemented in respect of (1) clause (c) in the definition of Cash Management Event, all of the K&S Premises at the Property has been leased and occupied by tenants under Leases entered by Borrower in compliance with Section 5.1.9(b)(i) of this Agreement, and each such Lease is in full force and effect, or (2) clauses (a), (b) and/or (d) in the definition of Cash Management Event, the event triggering the Cash Management Event no longer exists or has been cured to Lender’s satisfaction ((1) and (2) directly above are referred to herein, collectively, as “Release Events”). In the event a Cash Management Event is implemented under more than one clause under its definition, then a release of funds shall not occur until all related Release Events have occurred to Lender’s satisfaction.

(d) The Accounts are, and shall each be treated as, a “securities account” as such term is defined in Section 8-501(a) of the UCC or a “deposit account” as such term is defined in Section 9-102(a)(29) of the UCC, as the context may require. Each item of property (whether investment property, financial asset, securities, instrument, cash or other property) credited to the Accounts shall be treated as a “financial asset” within the meaning of Section 8- 102(a)(9) of the UCC. Borrower agrees that each applicable bank shall, subject to the terms of this Agreement, treat Lender as entitled to exercise the rights that comprise any financial asset credited to the Accounts. All securities or other property underlying any financial assets credited to the Accounts (other than cash) shall be registered in the name of the applicable bank, endorsed to such bank (or in blank) or credited to another securities account maintained in the name of the applicable bank, and in no case will any financial asset credited to any such account be registered in the name of Borrower, payable to the order of Borrower or specially endorsed to Borrower. Subject to the terms and conditions of this Agreement, the Accounts shall be under the sole dominion and control of Lender (which dominion and control may be exercised by Servicer). Lender and Servicer shall have the sole right to make withdrawals from the Accounts (without limiting the terms and conditions of this Agreement or the Clearing Account Agreement), and all costs and expenses for establishing and maintaining the Accounts shall be paid by Borrower. If an Event of Default has occurred and is continuing, Lender may replace the Clearing Account or establish a new Clearing Account from time to time in its sole discretion, and Borrower hereby agrees that it shall take all reasonable action necessary to facilitate the transfer of the respective obligations, duties and rights of any applicable bank to the successor thereof selected by Lender in its sole discretion; provided, however, that such replacement or establishment of a new Clearing Account does not materially increase the obligations or liabilities of Borrower or otherwise materially reduce the rights or benefits of Borrower. If Lender transfers or assigns the Loan, at Lender’s request, the names/beneficiaries of the Accounts may be changed by such transferee of the Loan. Funds in the Clearing Account and the Cash Management Account shall not bear interest.

(e) To secure the full and punctual payment and performance of the Secured Indebtedness and all obligations of Borrower under the Loan Documents, Borrower hereby grants to Lender a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located: (i) the Accounts (whether established on the Execution Date or on any later date), and all cash, checks, drafts, securities, certificates and instruments, if any, from time to time deposited or held in, or credited to, such Accounts, including all deposits or wire transfers made to such Accounts, together with all funds and accounts described in Section 5.1.17(f) below; (ii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) or (ii) above, all “proceeds” (as defined under the UCC) of any or all of the foregoing. Lender shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein. Upon the occurrence and during the continuance of an Event of Default, Lender may notify any applicable bank of such Event of Default and, without notice to Borrower, (a) Borrower shall have no further right in respect of (including the right to instruct Lender or any such bank to transfer from) the Accounts and such collateral, and (b) Lender may apply such collateral to the Secured Indebtedness in such order of priority as Lender may determine. Borrower will not in any way alter or modify the Accounts and will not further pledge, assign, encumber or grant a security interest in the foregoing.

(f) Notwithstanding any provisions of this Agreement to the contrary, with respect to any Rents and Profits attributable to periods from and after the Execution Date that are received by Borrower or any Person on Borrower’s behalf prior to establishment of the Clearing Account, (i) such amounts shall be deemed to be additional collateral for the Secured Indebtedness and shall be held in trust for the benefit of Lender, (ii) such amounts shall be held in a deposit account of Borrower shall not be commingled with any other funds or property of Borrower or Manager, and (iii) such amounts shall be used solely for the purposes permitted by this Agreement.

Section 5.2 Borrower Negative Covenants. From the Execution Date until the Secured Indebtedness is paid in full, Borrower hereby covenants and agrees with Lender that:

5.2.1 Liens and Encumbrances. Without the prior written consent of Lender, to be exercised in Lender’s sole and absolute discretion, other than the Permitted Exceptions, Borrower shall not create, place or allow to remain any Liens and Encumbrances on the Property. If any Liens and Encumbrances are recorded against the Property or any part of the Property, Borrower shall obtain a discharge and release of any Liens and Encumbrances within fifteen (15) days after receipt of notice of their existence. If Borrower elects by appropriate legal action to contest any Liens and Encumbrances, Borrower shall first deposit cash or deliver to Lender a letter of credit from a bank approved by Lender and otherwise in form and substance acceptable to Lender in its reasonable discretion as a reserve in an amount which Lender determines is sufficient to pay any such Liens and Encumbrances plus all interest, penalties and costs which may become due pending the determination of the contest unless Borrower has, as a condition to bringing such legal action, deposited with the applicable court or imposing authority or lienor such sums or letter of credit as are required to initiate such contest and has delivered to Lender evidence of such deposit reasonably satisfactory to Lender. If Borrower deposits this sum or letter of credit with Lender or the sum or letter of credit required by the applicable court or imposing authority or lienor, as applicable, and if such deposit effects a stay of any enforcement action, Borrower shall not be required to discharge such Liens and Encumbrances provided that the contest operates to prevent enforcement or collection of the Liens and Encumbrances, and the sale and forfeiture of, the Property, and is prosecuted with due diligence and continuity. If such deposit does not effect a stay of any enforcement action, Borrower shall be required to discharge such Liens and Encumbrances. Upon termination of any proceeding or contest, Borrower shall pay the amount and cause the discharge of such Liens and Encumbrances as finally determined in the proceeding or contest. Provided that there is not then an Event of Default, the monies which have been deposited with Lender pursuant to this Section, if any, shall be applied toward such payment and the excess, if any, shall be returned to Borrower.

5.2.2 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property.

5.2.3 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

5.2.4 Zoning. Without the prior written consent of Lender, Borrower shall not (i) initiate or acquiesce in a change in the zoning classification of and/or restrictive covenants affecting the Property or seek any variance under existing zoning ordinances, (ii) use or permit the use of the Property in a manner which may result in the Use becoming a non-conforming use under applicable zoning ordinances, or (iii) subject the Property to restrictive covenants.

5.2.5 Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental to the ownership and operation of the Property.

5.2.6 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.7 Principal Place of Business; Chief Executive Office; Books and Records. Borrower shall not (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) giving Lender at least thirty (30) days’ prior written notice thereof and (B) taking all action required by Lender for the purpose of perfecting and/or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure without (A) obtaining the prior written consent of Lender and (B) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.2.8 ERISA. Borrower will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”, other than “plan assets” of the General Electric Pension Trust.

5.2.9 Material Agreements. Borrower shall not, without Lender’s prior written consent, such consent not to be unreasonably withheld: (a) enter into any Material Agreement, (b) surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such Material Agreement would be commercially reasonable and then only if Borrower shall have provided to Lender not less than five (5) Business Days’ notice of such termination and such termination would not be reasonably expected to result in a Material Adverse Change), (c) increase or consent to the increase of the amount of any fees or charges payable by Borrower under any Material Agreement, except for such increases as are expressly provided for therein, or (d) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement.

5.2.10 Improvements. Borrower shall abstain from, and not permit the commission of waste to the Property and shall not remove or alter in any substantial manner, the structure or character of any Improvements without the prior written consent of Lender.

5.2.11 Personal Property Borrower will not remove any material items of Personal Property without the prior written consent of Lender, except items of Personal Property which are consumed or worn out in ordinary usage which shall be promptly replaced by Borrower with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

VI INSURANCE, CASUALTY AND CONDEMNATION

Section 6.1 Insurance.

6.1.1 Insurance Policies.

(a) During the term of the Loan, Borrower at its sole cost and expense must provide insurance policies and certificates of insurance for types of insurance described below all of which must be satisfactory to Lender as to form of policy, amounts, deductibles, sublimits, types of coverage and exclusions. If certificates of insurance and applicable portions of the policies are provided in form satisfactory to Lender, Lender will accept certificates of insurance evidencing insurance policies referenced in this Section 6.1 instead of requiring actual policies.. In no event shall such policies be terminated or otherwise allowed to lapse. Borrower shall be responsible for its own deductibles. Borrower shall also pay for any insurance, or any increase of policy limits, not described in this Agreement that Borrower requires for its own protection or for compliance with government statutes. Borrower’s insurance shall be primary and without contribution from any insurance procured by Lender including, without limitation, any insurance obtained by Lender pursuant to Section 6.1.1(d).

Policies of insurance must be maintained in accordance with the following requirements:

(i) Property insurance on the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils,” in each case (1) in an amount equal to 100% of the Full Replacement Cost of the Improvements and Personal Property with a waiver of depreciation and with a Replacement Cost Endorsement; (2) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (3) providing for no deductible in excess of $250,000 (except that the deductible for windstorm damage shall not exceed the greater of $250,000 or five percent (5%) of the Full Replacement Cost); and (4) containing no margin clause unless approved by Lender and (5) containing Ordinance or Law Coverage, Operation of Building Laws, Demolition Costs and Increased Cost of Construction in an amount reasonably required by Lender or if any of the Improvements or the use of the Property constitute non-conforming structures then in the amount of 100% of the Full Replacement Cost. The Full Replacement Cost shall be determined from time to time by an appraiser or contractor designated and paid by Borrower and approved by Lender or by an engineer or appraiser in the regular employ of the insurer. The “Full Replacement Cost” for purposes of this Article VI shall mean the estimated total cost of construction required to replace the Improvements with a substitute of like utility, and using modern materials and current standards, design and layout. For purposes of calculating Full Replacement Cost direct (hard) costs shall include, without limitation, labor, materials, supervision and contractor’s profit and overhead and indirect (soft) costs shall include, without limitation, fees for architect’s plans and specifications, construction financing costs, permits, sales taxes, insurance and other costs included in the Marshall Valuation Service published by Marshall & Swifts.

(ii) Commercial General Liability insurance, including Terrorism coverage, against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (1) to be on the so-called “occurrence” form with a combined single limit of not less than Fifty Million and No/100 Dollars ($50,000,000.00); (2) to continue at not less than this limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (3) to cover at least the following hazards: (a) premises and operations; (b) products and completed operations on an “if any” basis; (c) independent contractors; (d) blanket contractual liability for all written and oral contracts; (e) contractual liability covering the indemnities contained in this Agreement and the other Loan Documents to the extent available; and (f) if applicable, liquor liability. The required limit may be satisfied through a combination of Primary and Excess Liability policies.

(iii) Business Income insurance in an amount sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover twenty four (24) months Business Income and with an Extended Period of Indemnity (“EPI”) of 12 months. The amount of such insurance shall be increased from time to time during the term of the Loan on an annual basis when new leases and renewal leases are entered into and rents payable increase or the annual estimate of gross income from occupancy of the Property increases to reflect such rental increases.

(iv) Insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood in such amounts, with such deductibles as required by Lender. If at any time any part of the Property is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards (i.e. Flood Zone A or V) and flood insurance has been made available, Borrower will also maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended.

(v) During the period of any construction or renovation or alteration of the Improvements, and only if the Property insurance (as described in Section 6.1.1(a)(i)) form does not otherwise provide coverage, a so-called “Builder’s All Risk” insurance policy in non- reporting form for any Improvements under construction, renovation or alteration including, without limitation, for demolition and increased cost of construction or renovation, in an amount approved by Lender including an Occupancy endorsement and Worker’s Compensation Insurance covering all persons engaged in the construction, renovation or alteration in an amount at least equal to the minimum required by statutory limits of the State.

(vi) Workers’ Compensation insurance, to the extent applicable, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable).

(vii) Boiler & Machinery, or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements. These policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown.

(viii) Insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of terrorism, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender.

(ix) Business Automobile Insurance, to the extent applicable, with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage arising out of the use of owned, non-owned, hired and/or leased automotive equipment when such equipment is operated by Borrower, Borrower’s employees or Borrower’s agents in connection with the Property.

(x) Windstorm coverage, including coverage for Named Storms, in an amount equal to the Full Replacement Cost, plus an amount equal to the Business Income insurance and EPI contemplated in Subsection (a)(iii) of this Section 6.1.1 and on terms consistent with the commercial property insurance policy required under Subsection (a)(i) of this Section 6.1.1, provided, however, that the deductible for windstorm coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(xi) Insurance from or against all losses, damages, costs, expenses, claims and liabilities related to or arising from earthquake on such form of insurance policy and in such amount as required by Lender, and provided that the deductible for earthquake coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(xii) If the Property is governed in whole or in part by a condominium association or operated as a “cooperative apartment house”, Fidelity/Crime insurance against all losses as a result of fraudulent acts by anyone who either handles or is responsible for funds that it holds or administers, in such amount as required by Lender, naming the condominium association or co-op as the insured.

(xiii) An environmental insurance policy with regard to the Property (“Environmental Policy”) with an initial ten (10) year term expiring on the Maturity Date. Further, Borrower shall, on or before the fifth (5th) anniversary of the Execution Date, deliver a new Environmental Policy or an extension of the existing Environmental Policy, satisfactory to Lender, so as to provide environmental insurance coverage for a period of at least two (2) years beyond the Maturity Date (“Extended Policy”). Notwithstanding the foregoing, in the event that an Extended Policy is not available in the environmental insurance marketplace at commercially reasonable rates, Borrower shall not be required to deliver such an Extended Policy so long as Borrower provides Lender with written notice that Borrower is unable to acquire an Extended Policy due to its unavailability in the marketplace at commercially reasonable rates. Borrower shall, however, in such case, be obligated during the term of the Loan to deliver an Extended Policy to Lender once it becomes available in the environmental insurance marketplace at commercially reasonable rates. Notwithstanding the foregoing, Borrower shall not be obligated to deliver an Extended Policy at the time an Extended Policy is required to be delivered or in connection with a Permitted Transfer under Section 8.1(c) if a Liable Party other than Borrower is then a party to an Environmental Indemnity.

(xiv) Such other insurance (i) as may from time to time be required by Lender to replace coverage against any hazard, which as of the Execution Date is insured against under any of the insurance policies described in Subsections (a)(i) through (a)(xiii) of this Section 6.1.1, and (ii) as may from time to time be reasonably required by Lender against other insurable hazards, including, but not limited to, vandalism, earthquake, environmental, sinkhole and mine subsidence.

(b) Lender’s interest must be clearly stated by endorsement in the insurance policies described in this Section 6.1.1 as follows:

(i) The policies of insurance referenced in Subsections (a)(i), (a)(iii), (a)(iv), (a)(v), (a)(vii), (a)(viii), (a)(x) and (a)(xi) of this Section 6.1.1 shall identify Lender under the New York Standard Mortgagee Clause (non-contributory) endorsement.

(ii) The insurance policies referenced in Sections 6.1.1(a)(ii) and 6.1.1(a)(ix) shall name Lender as an additional insured.

(iii) All of the property policies referred to in Section 6.1.1 shall provide for at least thirty (30) days’ written notice to Lender in the event of policy cancellation and/or material change and at least ten (10) days’ written notice to Lender in the event of nonpayment of insurance premiums. With respect to the liability policies referred to in Section 6.1.1, Borrower shall provide (A) written notice to Lender in the event of the cancellation of any policy that is not renewed or replaced and/or any material change to any such policy and (B) written notice to Lender in the event of nonpayment of insurance premiums.

(c) All the insurance companies must be authorized to do business in New York State and the State and be approved by Lender. The insurance companies must have a general policy rating of A.M. Best “Excellent” or better and a financial class of X or better by A.M. Best. At Lender’s sole discretion, coverage may be provided by an AM Best “Excellent” rated company with a financial size of “VIII”, so long as the carriers below “X” do not make up more than 10% of the total Property insurance program and are not in the primary or first excess layer of coverage. So called “Cut-through” endorsements shall not be permitted without the prior written approval of Lender. Borrower shall deliver evidence satisfactory to Lender of payment of premiums due under the insurance policies.

(d) Certified copies of the policies, and any endorsements, shall be made available to Lender upon request. Notwithstanding the forgoing, if certificates of insurance, and applicable portions of the policies, are provided in forms satisfactory to Lender, Lender will accept certificates of insurance evidencing insurance policies referenced in this Section 6.1.1 instead of requiring actual policies. However, upon request Borrower shall be required to provide Lender with copies of all insurance policies if a claim has been asserted or is reasonably likely to be asserted which may give rise to an insurable event under such insurance policy. If Borrower fails to obtain or maintain insurance policies and coverages as required by this Section 6.1.1, then Lender shall have the right but shall not have the obligation immediately to procure any such insurance policies and coverages at Borrower’s cost.

(e) Borrower shall be required during the term of the Loan to continue to provide Lender with original renewal policies or replacements of the insurance policies referenced in Section 6.1.1(a). Lender may accept Certificates of Insurance, if satisfactory to Lender, evidencing insurance policies referenced in this Section 6.1.1 instead of requiring the actual policies. Lender shall be provided with renewal Certificates of Insurance, or Binders, prior to each expiration. The failure of Borrower to maintain the insurance required under this Article VI shall not constitute a waiver of Borrower’s obligation to fulfill these requirements.

(f) All binders, policies, endorsements, certificates, and cancellation notices are to be sent to the Lender’s Address for Insurance Notification until changed by notice from Lender.

(g) If any policy referred to in this Section 6.1.1 is written on a blanket basis, a list of locations and their insurable values shall be provided, as required by Lender. If the Property is located in an area for potential catastrophic loss Borrower shall provide Lender with a Natural Hazard Loss Analysis Report on an annual basis. This report is to be completed by a recognized risk modeling company (e.g. RMS, EQE, AIR) approved by Lender.

6.1.2 Adjustment of Claims. Provided that no Event of Default has occurred and is continuing, Borrower may settle, adjust or compromise any claim for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction, with prior written notice to but without the necessity of approval by Lender, if the aggregate cost to restore damage to which such claim pertains is less than $5,000,000 as reasonably determined by Lender. Borrower hereby authorizes and empowers Lender to settle, adjust or compromise any such claim (a) if such aggregate cost to restore damage as reasonably determined by Lender is $5,000,000 or greater, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction, or (b) if an Event of Default has occurred and is continuing, regardless of the amount of such loss.

6.1.3 Assignment to Lender. The provisions of Section 3.2 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 6.2 Casualty and Condemnation.

6.2.1 Casualty.

(a) Borrower shall give prompt written notice of any claim in connection with a casualty that is greater than $1,000,000 or that has a material impact on operation of the Property. The notice shall describe the nature and cause of the casualty and the extent of the damage to the Property. Borrower covenants and agrees to commence and diligently pursue to completion the Restoration in the event of any of the following: (i) the cost for Restoration is less than the deductible(s) under the insurance policies required of Borrower under this Agreement, (ii) the Net Insurance Proceeds are paid directly to Borrower for Restoration as provided in Section 6.2.1(e), (iii) Lender has received the Restoration Funds and Borrower has satisfied the other conditions in Section 6.2.3 for use of the Restoration Funds for the Work, or (iv) Borrower does not satisfy the conditions precedent for the use of Net Insurance Proceeds set forth in Section 6.2.3.

(b) Borrower assigns to Lender all Insurance Proceeds which Borrower is entitled to receive in connection with a casualty whether or not such insurance is required under this Agreement. In the event of any damage to or destruction of the Property, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the repair, restoration and rebuilding of any portion of the Property that has been partially damaged or destroyed (the “Restoration”) can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty, the Net Insurance Proceeds shall be applied to the Cost of Restoration in accordance with the terms of this Article VI. Lender shall hold and disburse the Net Insurance Proceeds to the Restoration.

(c) If the Net Insurance Proceeds are to be used for the Restoration in accordance with this Article VI, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds then held by Lender to Borrower.

(d) In the event that the conditions for Restoration set forth in this Section have not been met, Lender may, at its option, apply the Net Insurance Proceeds to the reduction of the Secured Indebtedness in such order as Lender may determine and Lender may declare the entire Secured Indebtedness immediately due and payable. After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Borrower.

(e) Notwithstanding anything to the contrary in this Section 6.2, if the Net Insurance Proceeds at issue do not exceed $1,000,000.00, and no Event of Default is then outstanding and continuing, such Net Insurance Proceeds shall be paid directly to Borrower for use in restoration of the Property without any requirement that the conditions set forth and described in Section 6.2.1 or 6.2.3 be satisfied.

6.2.2 Condemnation.

(a) If the Property or any part of the Property is taken by reason of any Condemnation, Lender shall be entitled to all Net Condemnation Proceeds. At its option, Lender shall be entitled to commence, appear in and prosecute in its own name any action or proceeding and to make any compromise or settlement in connection with such Condemnation. Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, which appointment is coupled with an interest, to commence, appear in and prosecute any action or proceeding and to make any compromise or settlement in connection with any such Condemnation.

(b) Borrower assigns to Lender all Net Condemnation Proceeds which Borrower is entitled to receive. In the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, then Borrower shall commence and diligently pursue to completion the Restoration. Lender shall hold and disburse the Net Condemnation Proceeds to the Restoration.

(c) In the event the Net Condemnation Proceeds are to be used for the Restoration, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds then held by Lender to Borrower.

(d) In the event that the conditions for Restoration set forth in Section 6.2.3 have not been met, Lender may, at its option, apply the Net Condemnation Proceeds to the reduction of the Secured Indebtedness in such order as Lender may determine and Lender may declare the entire Secured Indebtedness immediately due and payable. After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Borrower.

6.2.3 Requirements For Restoration. Unless otherwise expressly agreed in a writing signed by Lender, the following are the “Requirements For Restoration”:

(a) If the Net Insurance Proceeds or Net Condemnation Proceeds are to be used for the Restoration, prior to the commencement of any Restoration work (the “Work”), Borrower shall provide Lender for its review and written approval (i) complete plans and specifications for the Work which (A) have been approved by all required Governmental Authorities, (B) have been approved by an architect, engineer or construction manager satisfactory to Lender (the “Architect”) and (C) are accompanied by Architect’s or Contractor’s (as defined below) signed statement of the total estimated cost of the Work (the “Approved Plans and Specifications”); (ii) the amount of money which Lender reasonably determines will be sufficient when added to the Net Insurance Proceeds or Net Condemnation Proceeds to pay the entire cost of the Restoration (collectively referred to as the “Restoration Funds”); (iii) evidence that the Approved Plans and Specifications and the Work are in compliance with all Requirements; (iv) an executed contract for construction with a contractor satisfactory to Lender (the “Contractor”) in a form approved by Lender in writing; and (v) a surety bond and/or guarantee of payment with respect to the completion of the Work. The bond or guarantee shall be satisfactory to Lender in form and amount and shall be signed by a surety or other entities who are acceptable to Lender.

(b) Borrower shall not commence the Work, other than temporary work to protect the Property or prevent interference with business, until Borrower shall have complied with the requirements of subsection (a) of this Section 6.2.3. So long as there does not currently exist an Event of Default and the following conditions have been complied with or, in Lender’s discretion, waived, Lender shall disburse the Restoration Funds in increments to Borrower, from time to time as the Work progresses:

(i) Architect shall be engaged to monitor the Work.

(ii) Lender shall disburse the Restoration Funds directly or through escrow with a title company selected by Borrower and approved by Lender, upon not less than ten (10) days’ prior written notice from Borrower to Lender and Borrower’s delivery to Lender of (A) Borrower’s written request for payment (a “Request for Payment”) accompanied by a certificate by Architect in a form satisfactory to Lender which states that (a) all of the Work completed to that date has been completed in compliance with the Approved Plans and Specifications and in accordance with all Requirements, (b) the amount requested has been paid or is then due and payable and is properly a part of the cost of the Work, and (c) when added to all sums previously paid by Lender, the requested amount does not exceed the value of the Work completed to the date of such certificate; and (B) evidence satisfactory to Lender that the balance of the Restoration Funds remaining after making the payments shall be sufficient to pay the balance of the cost of the Work. Each Request for Payment shall be accompanied by (x) waivers of liens covering that part of the Work previously paid for, if any (y) a title search or by other evidence satisfactory to Lender that no mechanic’s or materialmen’s liens or other similar liens for labor or materials supplied in connection with the Work have been filed against the Property and not discharged of record, and (z) an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.

(iii) The final Request for Payment shall be accompanied by, to the extent provided by the appropriate Governmental Authorities, (i) a final certificate of occupancy or other evidence of approval of appropriate Governmental Authorities for the use and occupancy of the Improvements, (ii) evidence that the Restoration has been completed in accordance with the Approved Plans and Specifications and all Requirements,(iii) evidence that the costs of the Restoration have been paid in full, and (iv) evidence that no mechanic’s or similar liens for labor or material supplied in connection with the Restoration are outstanding against the Property, including final waivers of liens covering all of the Work and an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.

(c) If (i) Borrower fails, within ninety (90) days after the occurrence of any damage, destruction or condemnation requiring Restoration, to submit to Lender plans and specifications or to deposit with Lender the additional amount necessary to accomplish the Restoration as provided in subparagraph (a) above, or Borrower fails, within one hundred twenty (120) days after the date of such occurrence, to receive Lender’s approval of such plans and specifications, or (ii) after such plans and specifications are approved by all such Governmental Authorities and Lender, Borrower fails to commence promptly or diligently continue to completion the Restoration, or (iii) Borrower becomes delinquent in payment to mechanics, materialmen or others for the costs incurred in connection with the Restoration, or (iv) there exists an Event of Default, then, in addition to all of the rights herein set forth and after ten (10) days’ written notice of the non-fulfillment of one or more of these conditions, Lender may apply the Restoration Funds to reduce the Secured Indebtedness in such order as Lender may determine, and at Lender’s option and in its sole discretion, Lender may declare the Secured Indebtedness immediately due and payable together with the Prepayment Fee.

VII PROPERTY MANAGEMENT

Section 7.1 The Management Agreement. Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender a copy of each quarterly financial statement, and annual budget received by it under the Management Agreement. If Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, the Environmental Indemnity or the Guaranty, if any, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2 Prohibition Against Termination or Modification. Borrower shall not surrender, terminate, cancel, modify in any material respect the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender (such consent not to be unreasonably withheld). If at any time Lender consents to the appointment of a new manager, such manager and Borrower shall, as a condition of Lender’s consent, execute an assignment and subordination of management agreement in the form then used by Lender.

Section 7.3 Replacement of Manager. Lender shall have the right, in its sole discretion, to require Borrower to replace the Manager upon thirty (30) days prior written notice with a Person reasonably approved by Lender upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an Event of Default and/or (ii) if Manager is in default of any material provision under the Management Agreement beyond any applicable notice and cure period or if at any time Manager has engaged in proven gross negligence, fraud, or willful misconduct.

Section 7.4 REA. Borrower shall (i) diligently perform and observe (or cause its Affiliates or Manager to perform and observe) all of the terms, covenants and conditions of the REA on the part of Borrower to be performed and observed, and (ii) promptly notify Lender of any written notice received by Borrower of any default by Borrower, beyond any applicable notice or cure period, in the performance or observance of any of the terms, covenants or conditions of the REA on the part of Borrower to be performed and observed. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Declaration on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents or the Environmental Indemnity or the Guaranty, if any, and without waiving or releasing Borrower from any of its obligations hereunder or under the REA, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the REA on the part of Borrower to be performed or observed. Borrower shall not enter into any surrender, termination, cancellation or material modification of the REA without the prior written consent of Lender.

VIII CHANGE IN OWNERSHIP, PROHIBITION ON ADDITIONAL FINANCING AND ADDITIONAL OBLIGATIONS

Section 8.1 Permitted Transfers of Interest in Borrower.

(a) Borrower shall not cause or permit: (i) the Property or any direct or indirect interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of; or (ii) any transfer, assignment or conveyance of any direct or indirect interest in Borrower or in any of Borrower’s Constituents; or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of Borrower’s Constituents, including, without limitation, any conversion of Borrower or any of Borrower’s Constituents from one form of entity to another (collectively, a “Transfer” or “Transfers”).

(b) Notwithstanding the foregoing prohibitions on Transfers, General Electric Pension Trust (“GEPT”) may, without the approval of Lender, Transfer any direct or indirect interest in Borrower so long as after any such Transfer (i) GEPT directly or indirectly maintains at least fifty-one percent (51%) of the beneficial ownership interest in Borrower, and (ii) GE Controls Borrower. Notwithstanding anything to the contrary in this Section 8.1(b), a Permitted Transfer shall be conditioned upon Borrower having provided Lender (x) at least ten (10) Business Days prior written notice of such Transfer and (y) written confirmation to Lender’s satisfaction that Borrower, after giving effect to such Permitted Transfer, will be able to make the representations set forth in Sections 4.1.2, 4.1.5, 4.1.25, 4.1.28, 4.1.29, 4.1.30, and 4.1.31 of this Agreement, and, upon Lender request, furnishing Lender evidence confirming such representations.

(c) Notwithstanding the foregoing prohibitions on Transfers or any other provisions in the Loan Documents, Borrower shall have the right to Transfer the Property two (2) times during the Loan term, subject to the following conditions: (i) no Event of Default under the Loan Documents shall have occurred and be continuing, the Environmental Indemnity or the Guaranty, if any, at the time of the Transfer, (ii) Lender’s approval of the transferee in writing, (iii) the transferee shall be able to make the representations set forth in Sections 4.1.2, 4.1.5, 4.1.25, 4.1.28, 4.1.29, 4.1.30, and 4.1.31 of this Agreement, (iv) the Debt Yield of the Property at the time of the Transfer, based on the Trailing NOI, shall be no less than 9.5%, (v) the loan to value ratio of the Property, in the opinion of Lender, at the time of the Transfer shall not be greater than 65%, (vi) Borrower or the transferee shall pay to Lender a fee equal to (a) one-half of one percent (0.5%) of the outstanding principal balance of the Note at the time of the assumption for the first Transfer, together with a non-refundable processing fee in the amount of $10,000, and (b) one percent (1%) of the outstanding principal balance of the Note at the time of the assumption for the second Transfer, together with a non-refundable processing fee in the amount of $10,000, (vii) the transferee shall expressly assume the Loan Documents and the Environmental Indemnity in a manner reasonably satisfactory to Lender, and a new Liable Party reasonably acceptable to Lender shall execute (a) a Guaranty with respect to events arising or occurring from and after the date of the Transfer and (b) the Environmental Indemnity with respect to events or circumstances arising or occurring before and after the date of the Transfer, which new Liable Party must have (in the aggregate if more than one) a net worth (excluding the Property) of not less than $100,000,000, (viii) the transferee or its sponsor must have a net worth not less than $100,000,000, (ix) the transferee or its sponsor must be experienced in the ownership, management and leasing of properties similar to the Property, (x) Borrower or transferee shall pay all costs and expenses incurred by Lender in connection with the Transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees, and (xi) if the Loan has been securitized, Lender shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agencies. In connection with such a Transfer, (1) Borrower shall be permitted to partially prepay the Loan without Prepayment Fee, to satisfy the Debt Yield and loan to value ratio requirements set forth above; and (2) Borrower shall be released from its obligations arising under the Loan Documents and the Environmental Indemnity with respect to events which both (a) were not caused by Borrower or any of its Affiliates and (b) first arose or occurred on or after the date of such Transfer. No Transfer shall release Borrower or Liable Party, if any, from their obligations under the Loan Documents, the Environmental Indemnity or the Guaranty, if any, with respect to events arising or occurring prior to the date of such Transfer. As used herein, (x) “Debt Yield” shall mean the ratio (expressed as a percentage) of Trailing NOI to the outstanding Loan Amount, as reasonably determined by Lender, and (y) “Trailing NOI” shall mean net operating income derived from the Property for the preceding twelve (12) month period from the relevant testing date, as reasonably determined by Lender.

(d) Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and disbursements incurred by Lender in connection with any Transfer.

(e) Notwithstanding anything contained in this Agreement, the following shall not constitute a Transfer in violation of Section 8.1(a): (i) Condemnation; (ii) the sale or transfer of Personal Property or fixtures or other portions of the Improvements in connection with any restoration or replacement thereof, or the disposition thereof as a result of obsolescence; (iii) the filing of any mechanic’s liens or similar liens; or (iv) the encumbrance of the Property with any judgment lien.

Section 8.2 Prohibition on Additional Financing. Borrower shall not incur or permit the incurring of: (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property (including any loan or financing which is repaid by assessments or other taxes related to the Property including without limitation any Property-Assessed Clean Energy loan) or (ii) any pledge or encumbrance of any interest in Borrower or any of Borrower’s Constituents (collectively “Secondary Financing”), provided, however, that such limitation or prohibition against Secondary Financing shall not limit or prohibit GEPT from drawing on subscription lines of credit or engaging in any other financing transactions that are neither secured by (x) any part of the Property, nor (y) any direct or indirect ownership interests in the Borrower. For purposes of this Section 8.2 only, “direct or indirect constituents” shall mean persons or entities that own a beneficial ownership interest in the Borrower (other than GE pension beneficiaries).

Section 8.3 Restrictions on Additional Indebtedness. During the term of the Loan, Borrower shall not, without the prior written consent of Lender, become liable with respect to any indebtedness except for (i) the Loan; (ii) Leases entered into in the ordinary course of owning and operating the Property for the Use, indebtedness arising pursuant to such Lease (including without limitation, tenant inducements and leasing commissions); (iii) trade payables incurred in the ordinary course of owning and operating the Property for the Use but excluding any loans or borrowings, provided that such trade payables are paid within 90 days of when incurred or are contested as permitted under the Loan Documents; (iv) liabilities or indebtedness disclosed in writing to and approved by Lender; (v) any other single item of indebtedness or liability which does not exceed $250,000.00 or, when aggregated with other items of indebtedness or liability, does not exceed $500,000.00; and (vi) any letter of credit Borrower is permitted to provide to Lender under the Loan Documents that is approved by Lender (collectively, the “Permitted Indebtedness”).

Section 8.4 Statements Regarding Ownership. Borrower agrees to submit or cause to be submitted to Lender within thirty (30) days following request by Lender made at any time after December 31st of each calendar year during the term of the Loan and ten (10) days after any written request by Lender, a sworn, notarized certificate, signed and certified to the Certification Parties by an authorized (i) individual who is Borrower or one of the individuals comprising Borrower, (ii) member of Borrower, (iii) partner of Borrower or (iv) officer or authorized representative of Borrower, as the case may be, stating whether (x) any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; (y) any conveyance, transfer, pledge or encumbrance of any interest in Borrower has been made and if so, to whom; or (z) there has been any change in the individual(s) comprising Borrower or in the partners, members, shareholders or beneficiaries of Borrower from those on the Execution Date, and if so, a description of such change or changes.

IX ENVIRONMENTAL HAZARDS

Section 9.1 Representations and Warranties. Borrower hereby represents, warrants, covenants and agrees to and with Lender that (i) except as disclosed in that certain Phase I Environmental Assessment prepared by ATC, dated July 23, 2018, Project No. 301MET0061, neither Borrower nor, to the best of Borrower’s knowledge, after due inquiry, any Tenant, subtenant or occupant of the Property, has at any time placed, suffered or permitted the presence of any Hazardous Materials at, on, under, within or about the Property except as expressly approved by Lender in writing or except for the disposal of customary materials used in the construction, operation or maintenance of the Property in compliance with Requirements of Environmental Laws, (ii) all operations or activities upon the Property, and any use or occupancy of the Property by Borrower are presently and shall in the future be in compliance with all Requirements of Environmental Laws, (iii) Borrower will use best efforts to assure that any Tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws, (iv) all operations or activities upon the Property are presently and shall in the future be in compliance with all Requirements of Environmental Laws, (v) Borrower does not know of, and has not received, any written or oral notice of other communication from any person or entity (including, without limitation, a governmental entity) relating to Hazardous Materials or Remedial Work pertaining thereto, of possible liability of any person or entity pursuant to any Requirements of Environmental Laws, other environmental conditions in connection with the Property, or any actual administrative or judicial proceedings in connection with any of the foregoing, (vi) Borrower shall not do or allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property, and (vii) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and that is contained in Borrower’s files and records, including, without limitation, any reports relating to Hazardous Materials in, on, under or from the Property and/or to the environmental condition of the Property.

Section 9.2 Remedial Work. In the event any Remedial Work is required under any Requirements of Environmental Laws, Borrower shall perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement. All Remedial Work shall be performed by one or more contractors, selected by Borrower and approved in advance in writing by Lender (which approval shall not be unreasonably withheld or delayed), and under the supervision of a consulting engineer, selected by Borrower and approved in advance in writing by Lender (which approval shall not be unreasonably withheld or delayed). All costs and expenses of Remedial Work shall be paid by Borrower including, without limitation, the charges of the contractor(s) and/or the consulting engineer, and Lender’s reasonable attorneys’, architects’ and/or consultants’ fees and costs incurred in connection with monitoring or review of the Remedial Work. In the event Borrower shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Lender may, but shall not be required to, cause such Remedial Work to be performed, subject to the provisions of Section 7.5, Section 7.6 and Section 7.7 of the Security Instrument.

Section 9.3 Environmental Site Assessment. Lender shall have the right, at any time and from time to time, to undertake, at the expense of Borrower, an environmental site assessment on the Property, including any testing that Lender may determine, in its sole discretion, is necessary or desirable to ascertain the environmental condition of the Property and the compliance of the Property with Requirements of Environmental Laws. Borrower shall cooperate fully with Lender and its consultants performing such assessments and tests. Notwithstanding anything contained in this Agreement, Lender may not conduct any invasive environmental testing with respect to the Property without the consent of Borrower, unless (i) an Event of Default is continuing or Lender reasonably believes that Hazardous Materials may be present at the Property (other than customary materials used in the construction, operation or maintenance of the Property in compliance with Environmental Laws), and (ii) Borrower fails to obtain, within thirty (30) days after request by Lender, an acceptable proposal for such environmental testing and/or fails to diligently perform such testing, or have such testing performed, thereafter.

Section 9.4 Unsecured Obligations. No amounts which may become owing by Borrower to Lender under this Article IX or under any other provision of this Agreement as a result of a breach of or violation of this Article IX shall be secured by the Security Instrument. The obligations shall continue in full force and effect and any breach of this Article IX shall constitute an Event of Default. The lien of the Security Instrument shall not secure (i) any Unsecured Obligations, or (ii) any other obligations to the extent that they are the same or have the same effect as any of the Unsecured Obligations. The Unsecured Obligations shall continue in full force, and any breach or default of any such obligations shall constitute a breach or default under this Agreement but the proceeds of any foreclosure sale shall not be applied against Unsecured Obligations. Nothing in this Section shall in any way limit or otherwise affect the right of Lender to obtain a judgment in accordance with applicable law for any deficiency in recovery of all obligations that are secured by the Security Instrument following foreclosure, notwithstanding that the deficiency judgment may result from diminution in the value of the Property by reason of any event or occurrence pertaining to Hazardous Materials or any Requirements of Environmental Laws.

X PARTICIPATION AND SALE OF LOAN

Section 10.1 Sale of Loan/Participation. Lender may sell, transfer or assign all or any portion of its interest or one or more participation interests in the Loan, the Loan Documents, the Guaranty, if any, and the Environmental Indemnity at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan. Lender may issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Loan Documents, the Guaranty, if any, and the Environmental Indemnity with a trust that may issue securities (the “Securities”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, or investor in the Loan or in the Securities (collectively, the “Investor”) or any prospective Investor or any Rating Agency rating the Securities, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any Liable Party and the Property, whether furnished by Borrower, any Liable Party or otherwise, as Lender determines necessary or desirable. Borrower and Liable Party, if any, shall provide an estoppel certificate or any other documents to the Investor or the Rating Agency as may be reasonably requested by Lender. Borrower shall not be liable for any costs incurred by Lender or by any Investor in connection with any transfer of all or any portion of the Loan, transfer of servicing rights or grant of participations. Notwithstanding the foregoing, for so long as GEPT holds, directly or indirectly, an equity interest of 10% or more in Borrower, Lender shall not sell, syndicate, participate or otherwise transfer any interest in the Loan to State Street Bank & Trust Company or any wholly owned subsidiary thereof.

Section 10.2 Splitting of the Security Instrument. The provisions of Section 5.2 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 10.3 Cooperation. Borrower will cooperate with Lender, prospective Investors, and the Rating Agencies in furnishing such information and providing such other assistance, reports and legal opinions as Lender may reasonably request in connection with any such transaction. In addition, Borrower acknowledges that Lender may release or disclose to prospective Investors and the Rating Agencies originals or copies of the Loan Documents, the Guaranty, if any, the Environmental Indemnity, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, the Guaranty, if any, and the Environmental Indemnity with respect to the Loan,

Borrower, any Liable Party or the Property. Borrower shall also furnish to prospective Investors or the Rating Agencies any and all information concerning the Property, the Leases, the financial condition of Borrower or any Liable Party as may be requested by Lender, any prospective Investor or any Rating Agency in connection with any sale, transfer or participation interest. Borrower shall not be liable for any costs incurred by Lender or any Investor in connection with any transaction described in this Article X.

XI DEFAULTS

Section 11.1 Event of Default.

Any of the following shall be deemed to be a material breach of Borrower’s covenants in this Agreement and shall constitute a default (“Event of Default”):

(a) The failure of Borrower to pay any installment of principal, interest or principal and interest, any required escrow deposit or any other sum required to be paid under any Loan Document, whether to Lender or otherwise, within seven (7) days of the due date of such payment;

(b) The failure of Borrower to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document for a period of more than thirty (30) days after receipt of notice of such failure (or, if such failure is not susceptible of cure within a thirty (30) day period, Borrower has commenced to cure and is diligently pursuing the cure of such failure, but for a period of not more than an additional sixty (60) days, provided that no such additional sixty (60) day period shall be permitted to cure a failure of Borrower to perform or observe any other term, provision, covenant, condition or agreement under Section 6.1 hereof);

(c) The filing by Borrower or any Liable Party (an “Insolvent Entity”) of a voluntary petition or application for relief in bankruptcy, the filing against an Insolvent Entity of an involuntary petition or application for relief in bankruptcy that is not dismissed within sixty (60) days, or an Insolvent Entity’s adjudication as a bankrupt or insolvent, or the filing by an Insolvent Entity of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or an Insolvent Entity’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of an Insolvent Entity or of all or any substantial part of the Property or of any or all of the Rents and Profits, or the making by an Insolvent Entity of any general assignment for the benefit of creditors, or the admission in writing by an Insolvent Entity of its inability to pay its debts generally as they become due;

(d) If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents, the Environmental Indemnity, or the Guaranty, if any, by Borrower, or by any person or entity otherwise liable under any Loan Document, the Environmental Indemnity, or the Guaranty, if any, is materially false or misleading, subject (provided that no Transfer has occurred, other than a Permitted Transfer under Section 8.1(b) hereof) to the thirty (30) day notice and cure period described in Section 11.1(e) below;

(e) Until such time as any Transfer occurs, other than a Permitted Transfer under Section 8.1(b) hereof, if any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Environmental Indemnity or the Guaranty, if any, by Borrower, or by any person or entity otherwise liable under the Environmental Indemnity, or the Guaranty, if any, shall be materially false or misleading, such breach was not intentionally caused or knowingly permitted by Borrower or any such other person, and such breach is not cured within thirty (30) days after notice thereof from Lender to Borrower;

(f) If Borrower suffers or permits the Property, or any part of the Property, to be used in a manner that is likely in Lender’s determination to (1) impair Borrower’s title to the Property, (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property; or

(g) If Liable Party defaults under the Guaranty, if any, or Borrower or Liable Party, if any, defaults under the Environmental Indemnity.

Section 11.2 Remedies. The provisions of Article VII of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 11.3 Duration of Events of Default. If any Event of Default occurs (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Lender shall accept, in writing, performance of the defaulted obligation or shall execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue. Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance or to execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in the Loan Documents, the Guaranty, if any, and/or the Environmental Indemnity to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) “during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.

XII MISCELLANEOUS

Section 12.1 Successors and Assigns; Terminology. This Agreement applies to Lender, Liable Parties and Borrower, and their heirs, legatees, devisees, administrators, executors, successors and assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. The term “Borrower” shall include both the original Borrower and any subsequent owner or owners of any of the Property. The term “Liable Party[ies]” shall include both the original Liable Party [ies], if any, and any subsequent or substituted Liable Party [ies]. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Section 12.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender or any financial ratio is to be calculated or determined, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or Lender’s calculation or determination shall (except as is otherwise expressly herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 12.3 Governing Law. This Agreement, the Note, the other Loan Documents, the Guaranty, if any, and the Environmental Indemnity, their construction, interpretation, and enforcement, and the rights of Borrower and Lender, shall be determined under, governed by, and construed in accordance with the internal laws of the State, without regard to principles of conflicts of law.

Section 12.4 Modification. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5 Notices. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Agreement shall be in writing. All notices shall be deemed to have been properly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 12.5. Any notice shall be deemed to have been received upon receipt or refusal to accept delivery, in each case as shown on the return receipt or the receipt of United States Express Mail or such overnight commercial courier service.

If to Lender:         MetLife Real Estate Lending LLC

                               3500 Lenox Road, Suite 1800

                               Atlanta, Georgia 30326

                               Attention: Regional Director

with a copy to:      MetLife Real Estate Lending LLC

                               One MetLife Way Whippany, New Jersey 07981

                               Attention: Senior Vice President, Real Estate Investors Re:

                               1180 Peachtree

with a copy to:      MetLife Real Estate Lending LLC

                               3500 Lenox Road, Suite 1800

                               Atlanta, Georgia 30326

                               Attention: Associate General Counsel

If to Borrower:          1180 Peachtree Office Investors, LLC

                                   c/o SSGA Funds Management, Inc.

                                   1600 Summer Street

                                   Stamford, CT 06905

                                   Attention: Real Estate Counsel

with a copy to:           Cozen O’Connor

                                   One Liberty Place

                                   1650 Market Street

                                   28th Floor

                                   Philadelphia, PA 19103

Section 12.6 Waiver of Jury Trial. To the fullest extent permitted by law, Borrower and Lender HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY in any action, proceeding and/or hearing on any matter whatsoever arising out of, or in any way connected with, the Note, the Security Instrument or any of the other Loan Documents, or the enforcement of any remedy under any law, statute, or regulation. Neither party will seek to consolidate any such action in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived. Each party has received the advice of counsel with respect to this waiver.

Section 12.7 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Agreement

Section 12.8 Severability. If any provision of this Agreement should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Agreement except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Lender may, at its option, declare the Secured Indebtedness immediately due and payable.

Section 12.9 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.10 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 12.11 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement, the other Loan Documents or the Environmental Indemnity, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.12 Expenses. The provisions of Sections 7.6 and 7.7 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 12.13 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.14 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement, the other Loan Documents and the Environmental Indemnity are solely for the benefit of Lender and nothing contained in this Agreement, the other Loan Documents or the Environmental Indemnity shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 12.15 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender or any of its Affiliates shall be subject to the prior approval of Lender.

Section 12.16 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Secured Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Secured Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 12.17 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents or the Environmental Indemnity. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents or the Environmental Indemnity.

Section 12.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Environmental Indemnity, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and the Environmental Indemnity and that such Loan Documents and the Environmental Indemnity shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents, the Environmental Indemnity or any other agreements or instruments that govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender and its Affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 12.19 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured (“Broker”), and Borrower shall be solely responsible for payment of all commissions, finder’s fees or similar amounts due and payable to Broker pursuant to the terms of their separate agreement, all of which commissions, finder’s fees or similar amounts shall be paid to Broker by Borrower on the Execution Date. Borrower shall indemnify, defend and hold Lender and Lender’s investment advisor, MetLife Investment Advisors, LLC, harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and disbursements) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the payment of the Secured Indebtedness. Borrower acknowledges that Lender may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against Lender or defenses to Borrower’s obligations under the Loan Documents or the Environmental Indemnity due to any such relationship.

Section 12.20 Exculpation. Upon the occurrence of an Event of Default, except as provided in this Section 12.20, Lender will look solely to the Property and the security under the Loan Documents for the repayment of the Secured Indebtedness and will not enforce a deficiency judgment against Borrower. However, nothing contained in this Section shall limit the rights of Lender to proceed against Borrower and the general partners of Borrower and/or the Liable Party, if any, (i) to enforce any Leases entered into by Borrower or its Affiliates as Tenant; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or intentional physical waste of the Property; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Lender; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower or prepaid rents for a period of more than 30 days that were not applied in the ordinary course of operation of the Property; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs but prior to the earlier to occur of (x) the cure of such Event of Default (if any) in accordance with the Loan Documents and (y) prior to the date Lender acquires title to the Property which have not been applied to the Secured Indebtedness or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article IX of this Agreement pertaining to hazardous materials or the Environmental Indemnity; (vii) to recover all amounts due and payable pursuant to Section 7.6 and Section 7.7 of the Security Instrument, and any amount expended by Lender in connection with foreclosure of the Security Instrument; (viii) to recover costs and damages arising from Borrower’s failure to pay Premiums or Impositions in the event Borrower is not required to deposit such amounts with Lender pursuant to Article III of this Agreement; and/or (ix) to recover damages arising from Borrower’s failure to comply with Sections 4.1.5, or 5.2.8 pertaining to ERISA. Notwithstanding the foregoing, intentional physical waste of the Property shall not result in recourse under clause (ii) of the immediately preceding sentence if: (a) Available Cash from the Property for the nine-month period prior to the occurrence of such waste is insufficient to pay the cost of preventing such waste, and (b) Borrower shall have provided to Lender prompt written notice of the insufficiency of such Available Cash and the nature of such waste.

The limitation of liability set forth in this Section 12.20 shall not apply and the Loan shall be fully recourse to the Borrower and to the Liable Party, if any, in the event that Borrower (i) commences a voluntary bankruptcy or (ii) Borrower, its Affiliates or any of its partners, members or other constituent entities owning direct or indirect interests in Borrower, directly or indirectly participate, collude or acquiesce in an involuntary bankruptcy or insolvency proceeding with respect to Borrower, provided that in any litigation, arbitration or other proceeding, if Lender makes a good faith assertion that Borrower or such other parties colluded in such involuntary bankruptcy or insolvency proceeding, then such involuntary bankruptcy or insolvency proceeding shall be presumed collusive and the burden of proof in any litigation, arbitration or other proceeding with respect to showing that such involuntary bankruptcy or insolvency proceeding is not collusive shall be upon the Borrower. Notwithstanding anything to the contrary otherwise set forth in this Section 12.20, there shall be no recourse liability whatsoever as to any involuntary proceeding if the same is dismissed within ninety (90) days after filing.

Notwithstanding the foregoing, the Loan shall be fully recourse to Borrower, in the event there is a Transfer (other than a Permitted Transfer) or Secondary Financing except as permitted in the Loan Documents or otherwise approved in writing by Lender.

Section 12.21 Prior Agreements. This Agreement, the other Loan Documents and the Environmental Indemnity contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the loan application, are superseded by the terms of this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.22 Liability of Borrower. The obligations of Borrower under this Agreement, the Security Instrument and the other Loan Documents are subject to the limitations on recourse set forth in Section 12.20.

Section 12.23 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 12.24 Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original and all of which together shall constitute a single agreement.

Section 12.25 Time Of The Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.26 No Merger. In the event that Lender should become the owner of the Property, there shall be no merger of the estate created by the Security Instrument with the fee estate in the Property.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the Execution Date.

LENDER:

METLIFE REAL ESTATE LENDING LLC, a Delaware limited liability company

By: MetLife Investment Advisors, LLC, a Delaware limited liability company, its investment manager

By:
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BORROWER:

1180 PEACHTREE OFFICE INVESTORS, LLC, a Delaware limited liability company

By: 1180 Peachtree Holding Member, LLC, its
sole member

By: General Electric Pension Trust, its
sole member

By: SSGA Funds Management,
Inc., its investment advisor

By:
Authorized Person

SCHEDULE 4.1.21

MATERIAL AGREEMENTS

Contract with Otis Elevator.

SCHEDULE 4.1.36

REA

Declaration of Easements, Covenants and Restrictions dated September 29, 2003, recorded in Deed Book 36093, Page 100, Records of the Clerk of Superior Court of Fulton County, Georgia; as amended by Termination of Easements dated as of February 20, 2006, recorded in Deed Book 42373, Page 1, aforesaid Records.

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 106 of the 17th District, Fulton County, Georgia, and being more particularly described as follows:

BEGINNING at a drill hole in concrete found at the intersection of the western right-of-way line of Peachtree Street (right-of-way varies) and the northern right-of-way line of 14th Street (right-of-way varies); from said POINT OF BEGINNING run along the northern right-of-way line of 14th Street North 89 degrees 40 minutes 49 seconds West a distance of 538.61 feet to a 1/2-inch reinforcing bar set; thence leaving the northern right-of-way line of 14th Street, run North 00 degrees 19 minutes 11 seconds East a distance of 159.56 feet to a pk nail set; thence run North 50 degrees 10 minutes 55 seconds East a distance of 27.54 feet to a pk nail set; thence run South 89 degrees 40 minutes 49 seconds East for a distance of 47.19 feet to a 1/2-inch reinforcing bar set; thence run North 00 degrees 19 minutes 11 seconds East a distance of 124.96 feet to a pk nail set; thence North 44 degrees 30 minutes 00 seconds East a distance of 45.91 feet to a 1/2-inch reinforcing bar set; thence run South 89 degrees 40 minutes 49 seconds East a distance of 23.62 feet to a 1/2 inch reinforcing bar set; thence run South 16 degrees 59 minutes 49 seconds East a distance of 164.60 feet to a pk nail; thence run South 89 degrees 40 minutes 49 seconds East for a distance of 309.96 feet to a 1/2-inch reinforcing bar (bent) found located on the western right-of-way line of Peachtree Street; thence run along said western right-of-way line of Peachtree Street South 17 degrees 04 minutes 53 seconds East a distance of 186.59 feet to a drill hole in concrete at the POINT OF BEGINNING.

The above described property contains 2.36 acres, and is shown on and described according to that certain ALTA/NSPS Land Title Survey dated July 28, 2018, last revised August 20, 2018, prepared by Pirkle & Associates Surveying, Inc., designated as Job No. 201802022-1, which survey is incorporated herein by this reference and made a part of this legal description.

TOGETHER WITH all easements appurtenant to and benefiting the above described property under the following easements:

1. Access Easement (Fifteenth Street) between Promenade II Limited Partnership and AT&T Resource Management Corporation, dated July 1, 1994, filed for record July 5, 1994, recorded in Deed Book 18481, Page 24, Records of Fulton County, Georgia; as affected by that certain Second Modification of Easement Agreements by and among Promenade II, L.L.C., a Delaware limited liability company, AT&T Corp., successor by merger to AT&T Resource Management Corporation, The Castle, LLC, a Georgia limited liability company, and Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, dated November 30, 2001, filed for record December 31, 2001 at 1:23 p.m., recorded in Deed Book 31579, Page 650, aforesaid Records.

2. Castle Easement between Promenade II Limited Partnership and AT&T Resource Management Corporation, dated July 1, 1994, filed for record July 5, 1994, recorded in Deed Book 18481, Page 107, aforesaid Records; as affected by that certain Second Modification of Easement Agreements by and among Promenade II, L.L.C., a Delaware limited liability company, AT&T Corp., successor by merger to AT&T Resource Management Corporation, The Castle, LLC, a Georgia limited liability company, and Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, dated November 30, 2001, filed for record December 31, 2001 at 1:23 p.m., recorded in Deed Book 31579, Page 650, aforesaid Records.

3. Power Vault Easement between Promenade II Limited Partnership and AT&T Resource Management Corporation, dated July 1, 1994, filed for record July 5, 1994, recorded in Deed Book 18481, Page 136, aforesaid Records; as affected by that certain Second Modification of Easement Agreements by and among Promenade II, L.L.C., a Delaware limited liability company, AT&T Corp., successor by merger to AT&T Resource Management Corporation, The Castle, LLC, a Georgia limited liability company, and Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, dated November 30, 2001, filed for record December 31, 2001 at 1:23 p.m., recorded in Deed Book 31579, Page 650, aforesaid Records.

4. Support Easement between Promenade II Limited Partnership and AT&T Resource Management Corporation, dated July 1, 1994, filed for record July 5, 1994, recorded in Deed Book 18481, Page 147, aforesaid Records; as affected by that certain Second Modification of Easement Agreements by and among Promenade II, L.L.C., a Delaware limited liability company, AT&T Corp., successor by merger to AT&T Resource Management Corporation, The Castle, LLC, a Georgia limited liability company, and Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, dated November 30, 2001, filed for record December 31, 2001 at 1:23 p.m., recorded in Deed Book 31579, Page 650, aforesaid Records.

5. Maintenance and Construction Easement between Promenade II Limited Partnership and AT&T Resource Management Corporation, dated July 1, 1994, filed for record July 5, 1994, recorded in Deed Book 18481, Page 158, aforesaid Records; as affected by that certain Second Modification of Easement Agreements by and among Promenade II, L.L.C., a Delaware limited liability company, AT&T Corp., successor by merger to AT&T Resource Management Corporation, The Castle, LLC, a Georgia limited liability company, and Robert W. Woodruff Arts Center, Inc., a Georgia non- profit corporation, dated November 30, 2001, filed for record December 31, 2001 at 1:23 p.m., recorded in Deed Book 31579, Page 650, aforesaid Records.

6. Service Area Easement between Promenade II Limited Partnership and AT&T Resource Management Corporation, dated July 1, 1994, filed for record July 5, 1994, recorded in Deed Book 18481, Page 169, aforesaid Records; as affected by that certain Second Modification of Easement Agreements by and among Promenade II, L.L.C., a Delaware limited liability company, AT&T Corp., successor by merger to AT&T Resource Management Corporation, The Castle, LLC, a Georgia limited liability company, and Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, dated November 30, 2001, filed for record December 31, 2001 at 1:23 p.m., recorded in Deed Book 31579, Page 650, aforesaid Records.

7 .Encroachment Easement between Promenade II Limited Partnership and AT&T Resource Management Corporation, dated July 1, 1994, filed for record July 5, 1994, recorded in Deed Book 18481, Page 185, aforesaid Records; as affected by that certain Second Modification of Easement Agreements by and among Promenade II, L.L.C., a Delaware limited liability company, AT&T Corp., successor by merger to AT&T Resource Management Corporation, The Castle, LLC, a Georgia limited liability company, and Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, dated November 30, 2001, filed for record December 31, 2001 at 1:23 p.m., recorded in Deed Book 31579, Page 650, aforesaid Records.

8. Support Easement by and between AT&T Corp., a New York corporation, and Robert W. Woodruff Arts Center, Inc., a

Georgia non-profit corporation, dated March 30, 2001, filed for record April 3, 2001 at 10:15 a.m., recorded in Deed Book 30164, Page 687, aforesaid Records.

9. Maintenance and Construction Easement by and between AT&T Corp., a New York corporation, and Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, dated March 30, 2001, filed for record April 3, 2001 at 10:15 a.m., recorded in Deed Book 30164, Page 697, aforesaid Records.

10. Encroachment Easement by and between AT&T Corp., a New York corporation, and Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, dated March 30, 2001, filed for record April 3, 2001 at 10:15 a.m., recorded in Deed Book 30165, Page 15, aforesaid Records.

11.Declaration of Easements, Covenants and Restrictions by and between Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, and NOP 1180 Peachtree LLC, a Delaware limited liability company, dated September 29, 2003, filed for record September 30, 2003 at 1:32 p.m., recorded in Deed Book 36093, Page 100, aforesaid Records; as affected by Termination of Easements by and between Robert W. Woodruff Arts Center, Inc., a Georgia non-profit corporation, and NOP 1180 Peachtree LLC, a Delaware limited liability company, dated as of February 20, 2006, filed for record April 14, 2006 at 8:51 a.m., recorded in Deed Book 42373, Page 1, aforesaid Records, including, without limitation, the 14th Street Driveway Easement as more fully described in Section 2.1.3 thereof.

12. Underpinning Easement by and between AT&T Corp., a New York corporation, and NOP 1180 Peachtree LLC, a Delaware limited liability company, dated September 29, 2003, filed for record September 30, 2003 at 1:32 p.m., recorded in Deed Book 36093, Page 172, aforesaid Records.

EXHIBIT B

LEASING GUIDELINES

The following are the initial Leasing Guidelines:

(i)

All Leases shall be on the standard form of lease approved by Lender in writing without material modification, it being agreed that the modification of any Lease to include terms which are consistent with the terms provided by landlords of comparable properties in the market within which the Property is located shall not be deemed “material”;

(ii)	All Leases shall have an initial term of at least 3 years but not more than 12 years;

(iii)	None of the Leases shall be for more than two full floors of the Property;

(iv)	All Leases shall have an annual minimum rent payable of at least $40.00 per square foot of net leasable area;

(v)	No Leases shall be entered into if an Event of Default under any of the Loan Documents, the Environmental Indemnity or the Guaranty, if any, has occurred and is continuing; and

(vi)

All payments of rent, additional rent or any other amounts due from a tenant to a landlord under any Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations.

* * *

EXHIBIT C

RENT ROLL

[Attached]

EXHIBIT D

ORGANIZATIONAL CHART

EXHIBIT E

FORM OF TENANT DIRECTION LETTER

[MANAGER OR BORROWER LETTERHEAD]

[DATE]

[ADDRESSEE]

Re:	Payment Direction Letter for 1180 Peachtree, NE, Atlanta Georgia

Dear [         ]:

1180 Peachtree Office Investors, LLC, the owner of the 1180 Peachtree, NE, Atlanta Georgia (the “Property”), has mortgaged the Property to MetLife Real Estate Lending LLC (together with its successors and assigns, the “Lender”) and has agreed that all rents due for the Property will be paid directly to a bank selected by Lender. Therefore, from and after the date of this letter, all rent to be paid by you under the Lease between you and 1180 Peachtree Office Investors, LLC (the “Lease”) should be delivered as follows:

If Rents are paid by check, money order or other instrument, and sent by U.S. Mail, please mail such items to the following address:

[ ]
[ ]
[ ]

If Rents are paid by check money order or other instrument, and sent by overnight delivery or courier, please send such items to the following address:

[ ]
[ ]
[ ]

All checks should be made out to the “[PROPERTY]”.

If Rents are paid by ACH or wire transfer, payments should be made:

Depository Bank
ABA:
Acct #:
Account Name

These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent (the “Servicer”), or pursuant to a joint written instruction from Borrower and Lender or Servicer. Until you receive written instructions from Lender or Servicer, continue to send all rent payments due under the Lease as provided in this letter. All rent payments must be delivered to [CLEARING BANK] no later than the day on which such amounts are due under the Lease.

If you have any questions concerning this letter, please contact [                 ] at [                 ]. We appreciate your cooperation in this matter.

[MANAGER/BORROWER SIGNATURE]